EXHIBIT 99.1

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

Case No.

XERIANT, INC., Plaintiff, v. XTI AIRCRAFT COMPANY, DOE COMPANY #1, DOE COMPANY #2, DOE PERSON #1-5. Defendants.

XERIANT’S COMPLAINT

JURY TRIAL DEMANDED

Plaintiff, Xeriant, Inc., by and through the undersigned attorneys, hereby prays to this honorable Court for relief based on the following:

JURISDICTION AND VENUE

1. Venue is proper in this District under 28 U.S.C. § 1391(b)(2), insofar as a substantial part of the events or omissions giving rise to the claims occurred in this District, or, alternatively, under 28 U.S.C. § 1391(b)(3), insofar as the at least one defendant is subject to the Court’s personal jurisdiction here. The Court also has jurisdiction over this action pursuant to 28 U.S.C. § 1332, as the amount in controversy exceeds $75,000.00, exclusive of interest and costs, and is between citizens of different states.

2. This Court has personal jurisdiction over Defendant because Defendant does business directly and/or indirectly within the state of New York. Defendant performs sales and conducts business in New York and the acts complained of herein have taken place and will take place within this judicial district. Further, Defendant's misappropriation, breach of contract and tortious conduct have been acted upon, and felt in the state of New York and this district such that it would be reasonable for this Court to exercise personal jurisdiction over Defendant.

PARTIES

3. Plaintiff Xeriant, Inc. (hereinafter referred to as “Xeriant” or the “Company”) is and at all times mentioned herein was a corporation organized and existing by virtue of the laws of the State of Nevada. Xeriant is also registered as a foreign corporation in Florida, where it is headquartered and does business.

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4. XTI Aircraft Company (hereinafter referred to as “Defendant” or “XTI”) is a corporation organized under the laws of the State of Delaware that maintains its principal place of business at 7625 S. Peoria Street, Unit D11, Englewood, CO 80112.

5. At all-times alleged herein, DOE COMPANY # 1, who will be identified at a later date, was a business, organized in the State of New York, who acted in concert with XTI to violate Plaintiff’s rights as set forth in this Complaint, and

6. At all-times alleged herein, DOE COMPANY # 2, who will be identified at a later date, was a publicly traded company, who acted in concert with XTI to violate Plaintiff’s rights as set forth in this Complaint, and.

7. At all-times alleged herein, DOE PERSONS # 1-5, are individuals whose identities are currently unknown by Plaintiff, who acted in concert with Defendants to violate Plaintiff’s rights as set forth in this Complaint.

PRELIMINARY STATEMENT

8. Xeriant initiates this legal action against XTI in response to multiple breaches and fraudulent actions carried out against the Company by XTI and others. These actions have resulted in substantial harm to the Company's value and have impeded its ability to progress without obtaining the rightful compensation stipulated in the written agreements as elaborated below (the “Agreements”) that Xeriant entered into in good faith, and the terms of which XTI has intentionally refused to perform.

9. Since the inception of the business transactions between Xeriant and XTI, XTI has deceitfully persuaded Xeriant to invest substantial resources in skills, knowledge, technology, and capital to enhance and progress what initially was a minimally developed eVTOL technology into the advanced aircraft design that it has become today.

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10. Through a series of false promises memorialized in agreements, XTI engaged in this fraudulent activity against Xeriant with the intent of misappropriating Xeriant's technological expertise and financial resources, which XTI had encountered difficulties in acquiring prior to engaging with the Company.

11. Against this backdrop of XTI's deceptive actions and intentional fraudulent conduct against Xeriant, a misleading narrative of events emerges. XTI claims sole possession of engineered designs for a full scale eVTOL Aircraft. However, the truth is, said engineered designs and intellectual property are jointly owned by Xeriant and XTI as established through their joint venture.

12. Without the required authorization from Xeriant, XTI leveraged the shared intellectual property rights from the joint venture, rights held mutually with Xeriant, to secure debt financing with the publicly traded company Inpixon. Notably XTI is scheduled to merge with Inpixon by December 8, 2023. This unilateral action constitutes a breach of XTI’s obligations under the joint venture agreement with Xeriant.

13. XTI has deliberately and deceitfully sidestepped the necessary measures prescribed in the joint venture agreement for liquidating the joint venture assets and appropriately compensating Xeriant. Because of the aforementioned conduct by XTI, the Inpixon/XTI merged companies would not be in a legal position to own the intellectual property held by the joint venture, which forms the foundation of the merger.

14. Despite Xeriant's instrumental role in orchestrating the Inpixon/XTI merger, XTI has publicly stated in their communications to investors (also directly to Xeriant) that Xeriant holds no entitlement to any monetary redress in the impending merger. This false claim contradicts the supplementary agreement that was duly executed by XTI and Xeriant (see Letter Agreement). This supplemental agreement unequivocally stipulates that Xeriant would receive compensation from XTI in the event of a merger between Inpixon and XTI.

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15. In light of XTI's fraudulent behavior, deceptive tactics, purposefully misleading actions, and deliberate breaches, Xeriant is initiating this legal action. The purpose of this action shall be to enjoin the pending merger between XTI and Inpixon, Inc. and their efforts to transfer ownership in the jointly held technology into a merger, and to recover all available damages, losses, expenses and special damages resulting from XTI’s breach and fraudulent behavior.

STATEMENT OF FACTS

INTRODUCTION

16. According to the business intelligence and research firm PR Newswire, the electric vertical take-off and landing (“eVTOL”) aircraft market value is projected to grow to $35 billion in the next seven years, growing at a 12% rate each year.1

17. Xeriant was initially incorporated in 2009. In 2019, it redirected its business focus to concentrate on the exploration, development, and commercialization of advanced materials and technology associated with next-generation aircraft and spacecraft. This expansion included engagement in the emerging and transformative eVTOL aircraft sector.

18. Based on this new business focus Xeriant engaged a team of experts in aerospace and defense who held senior positions in Boeing and Lockheed Martin. Leveraging the expertise of this team, Xeriant laid the groundwork to acquire and develop several aerospace assets including, a premier manufacturing company, advanced materials, and an eVTOL aircraft/drone technology generally known as the “Halo” (“Company Technology”).

1 https://www.prnewswire.com/news-releases/evtol-aircraft-market-size-worth-usd-34-92-billion-globally-by-2030-at-12-16-cagr-verified-market-research-301909964.html#:~:text=In%2DLanguage%20News-,eVTOL%20Aircraft%20Market%20size%20worth%20USD%2034.92%20Billion%2C%20Globally%2C%20by,CAGR%3A%20Verified%20Market%20Research%C2%AE

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19. This eVTOL aircraft technology exhibited size and capabilities that presented versatile opportunities for Xeriant to expand and develop into various applications, including small-frame UAV (drone technology), heavy lift cargo, as well as both manned and unmanned passenger transport aircraft.

20. Following the development of the "Halo" eVTOL aircraft, Xeriant initiated a search for additional synergistic opportunities within the eVTOL industry. This strategic move was aimed to solidify Xeriant’s business presence and position Plaintiff as a leading player in the evolving eVTOL marketplace.

XERIANT TARGETS XTI

21. During the above-mentioned period, following 2019, Xeriant recognized XTI Aircraft Company as an emerging participant in the eVTOL sector. At that time, XTI was promoting the development of an eVTOL aircraft named the TriFan 600, along with related technologies ("TriFan 600"). XTI showcased synergistic potential with Xeriant's technology and advanced materials, presenting an opportunity to create various component improvements, varied model types, and aircraft functions.

22. Xeriant initiated an informal inquiry into XTI and its technology. XTI's public disclosures, which highlighted a recent financial raise of around $800,000 at a valuation of $50 million, XTI emerged as a promising development partner and a potential acquisition target. Understanding XTI's need for funds to advance its early-stage TriFan 600, Xeriant, with the appetite and interest for growth, saw an opportunity to engage with XTI.

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23. In April of 2021 the parties entered into a Mutual Confidentiality and Non-Circumvention Agreement (“MCNDA”). Through the MCNDA Xeriant safeguarded the substantial investments made by the Company in patents, technological data, knowledge, and the expertise of Xeriant's aerospace and defense professionals. See Exhibit A, MCNDA.

24. Following the establishment of this protective framework, the parties-initiated discussions on collaborative efforts, focusing on the joint development of the TriFan 600 and the potential merger of both companies.

25. During the negotiation phase, XTI made certain representations to Xeriant that were made to induce Xeriant into an agreement, including but not limited to:

a.	XTI conveyed to Xeriant that it possessed $1.3 billion in legitimate qualified pre-orders, reservations, and options for the TriFan 600. XTI further asserted its plans to commence production in 2024.

b.

XTI represented to Xeriant that it had achieved a significant milestone by developing a 65 percent scale proof-of-concept prototype of the TriFan 600. This prototype successfully completed 21 test flights, and XTI asserted its possession of the corresponding engineering drawings which would be disclosed upon entering into the joint venture agreement.

c.	Furthermore, XTI consistently communicated that the estimated cost for developing the TriFan 600 and securing FAA certification would be $250 million.

26. Relying materially on XTI’s representations, Xeriant was confident that it could accelerate its new business model into the eVTOL industry through entering into a joint development venture with XTI. Xeriant believed that the contemplated joint venture would strategically position itself as a leader in the industry, while concurrently providing vital development and capital assistance to XTI.

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XERIANT/XTI JOINT VENTURE

27. On May 31, 2021, Xeriant and XTI entered into a joint venture agreement (“JV”). See Exhibit B, Joint Venture Agreement. Among other things, the Joint Venture Agreement required Xeriant provide funding to the JV, up to $10 million, to complete the preliminary design review (“PDR”) of the TriFan 600 (See Joint Venture Agreement, § 2.1), and to provide the JV and XTI with access to Xeriant’s expert advisors to contribute in the development of the subject technology. See Joint Venture Agreement, § 4.3.4.

28. A preliminary design review requires detailed system requirements and design to be developed, in order to prove that the design meets the requirements in the initial stage of system verification. Completing a PDR is a prerequisite to obtaining FAA certification.

29. In consideration of Xeriant’s contributions, XTI granted to the JV a Cross Patent License Agreement, granting a “non-exclusive, worldwide, non-assignable, royalty-free, license for the duration of the term of the JV…to use, utilize and otherwise exploit… [TriFan 600] intellectual property, know-how and patents” for the purposes of the JV. See Joint Venture Agreement, § 4.2.

30. The parties organized an entity for the JV (“JV Sub”) which provided Xeriant with a 50 percent ownership stake and control over management. As of the current date, Xeriant retains a 50% ownership interest in the patent license issued to the joint venture (JV) in the TriFan 600 technology and associated patents.

31. At the conclusion of September 2021, Xeriant had invested $2,761,006 in the development of the TriFan 600, as outlined in the Joint Venture Agreement. Exhibit B, §§ 4.3.1, 4.3.2.

32. By this juncture, it became evident that XTI lacked commercially viable engineering drawings or designs for the TriFan 600. The designs possessed by XTI were insufficient for implementation at any scale, let alone for the creation of a proper prototype capable of flight.

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33. The commercially viable designs that XTI initially communicated to Xeriant simply did not exist.

34. The intentional omission of the fact that XTI lacked a commercially viable design was fraudulent concealment by Defendant. The misrepresentation that XTI possessed engineering drawings for a 65 percent scale proof-of-concept prototype of the TriFan 600 was a deliberate attempt to fraudulently induce Xeriant into investing millions of dollars into the technology.

35. At the time, unknown to Xeriant, XTI faced significant challenges in securing financing to progress the commercial development of what was, more accurately, a conceptual design of the TriFan 600.

36. Consequently, XTI misrepresented the true early stage of development of their eVTOL aircraft, with the intent to secure Xeriant’s financial investment and expertise to advance the technology.

37. In the public filing announcing the XTI/Inpixon merger, which is the subject of this litigation, XTI concedes that in 2021 and 2022, leading up to the merger, “the XTI board of directors and senior management made numerous efforts to raise private capital…with limited success.”2

38. This underscores the fact that the XTI board’s motivations in its fraudulent dealings with Xeriant originated from their limited access to capital and their eagerness to secure funding, regardless of the means or methods employed. In this instance, they resorted to falsehoods, fraud, concealment, and misappropriation.

2 https://www.sec.gov/Archives/edgar/data/1529113/000121390023086971/f424b31123_inpixion.htm#T9928, page 79, ¶ 4.

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39. XTI's fraudulent misrepresentations extend beyond this. Lacking access to commercially viable designs, or capital for the development of the TriFan 600's pre-Xeriant joint venture, it became evident that the aircraft presales XTI boasted were unattainable. They were used as a facade to fraudulently induce Xeriant’s investment.

40. The presales were based on a projection that the aircraft would commence development in 2024, but this was not possible, because as stated above, XTI could not secure the capital necessary to achieve this timeline.

41. Furthermore, Xeriant relied on XTI’s representation that it would cost $250 million for the commercial development of the TriFan 600, ultimately resulting in the attainment of FAA certification. XTI’s claims of "$1.3 billion" in legitimate qualified pre-orders relied upon this representation.

42. After committing millions to the development of the TriFan 600 in accordance with the Joint Venture Agreement, Xeriant later uncovered that XTI had misrepresented the actual cost required to develop the aircraft to the point of obtaining FAA certification.

43. Although XTI represented that the cost to develop the TriFan 600 was $250 million, the true figure was $750 million. Consequently, the pre-orders, regardless of the buyers' commitments, proved to be deceptive, serving as another ploy to fraudulently induce Xeriant’s investment.

44. Given XTI's inability to secure capital from the market up to that time, and faced with a make-or-break scenario, XTI fraudulently induced Xeriant's commitment to continue investing by presenting the prospect of a merger with Xeriant after the completion of the joint venture.

45. Based on these additional promises, the Company decided to continue its efforts to advance the development of the TriFan 600 aircraft, even in the absence of viable designs.

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46. XTI’s actions were aimed to fraudulently induce Xeriant to continue its financial contributions for the development of the TriFan 600. However, XTI had no intention of fulfilling its promises.

47. Xeriant recommitted its top-tier “A-Team” employees and industry experts, allocating additional assets, tools, and resources to develop new design customizations for the TriFan 600. This effort aimed to identify the proper specifications for the aircraft, ultimately leading to the creation of a commercially viable prototype.

48. Xeriant’s team of executives and industrial design engineers input design dimensions and specifications into CAD (Computer-Aided Design) software, they identified the issues stemming from XTI’s lack of commercially viable designs and proceeded to make necessary adjustments.

49. Xeriant team of executives, aerospace experts and industrial design engineer furnished XTI’s engineers and CEO, Robert LaBelle, with drawings depicting the accurate dimensions of the aircraft to achieve a commercially viable prototype as the original images and models presented by XTI were deemed unfeasible.

50. Through the dedicated efforts of Xeriant executives, aerospace experts and industrial design engineer, and with a total investment of $5,522,188, the TriFan 600 reached PDR status with Xeriant investments concluding on December 14, 2021. The Joint Venture's initially articulated purpose had been successfully fulfilled, with no further financial or technological contributions required from Xeriant. Exhibit B, Joint Venture Agreement

51. Without the financial investments made by Xeriant and the contributions of know-how, skill, time, and technology, the TriFan 600 Aircraft would not have been developed to the point as it stands today, and XTI would still own a design concept yet to be developed.

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52. The Defendant gained substantial advantages from the intellectual property, expertise, and capital deployed by Xeriant in the design and development of the now disruptive eVTOL TriFan 600 aircraft.

53. Despite reaping the benefits of financial investment, skill, technology, and a fully developed TriFan 600 design, XTI now seeks to exclude Xeriant from the transaction involving the TriFan 600 technology in its merger with Inpixon (discussed more completely below).

54. The aforementioned facts constitute a direct breach of the Joint Venture Agreement and other agreements and is a direct outcome of intentional fraud, fraudulent inducement, fraudulent concealment, and tortious interference with business, among other allegations.

XERIANT’S EFFORTS TO MERGE WITH XTI

55. As stated above, when Xeriant discovered XTI’s fraudulent actions, XTI committed to working with Xeriant to merge both companies. This proposition served as a material inducement for Xeriant to persist with the joint venture.

56. Despite the awareness that this would entail providing more resources to complete the venture, both financially and technologically than initially anticipated, Xeriant opted to proceed with the additional investment, induced by the prospect of obtaining final ownership of the TriFan 600.

57. On September 9, 2021, XTI and Xeriant formalized their intention to merge by executing a Letter of Intent, which mandated a financing commitment of $5 million. See Exhibit C, Letter of Intent to Merge.

58. Xeriant engaged Maxim Group LLC (“Maxim”), 300 Park Ave 16th Floor, New York, NY 10022 to act as its financing agents and to provide counsel regarding the merger to XTI.

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59. Maxim secured funding commitment from Auctus Fund, LP (“Auctus”) to fulfill the funding obligation specified in the Letter of Intent.3

60. On December 5, 2021, XTI and Xeriant executed a Term Sheet regarding the merger.

61. Xeriant made diligent efforts in good faith to fulfill the obligations outlined in the letter of intent and term sheet.

62. XTI continuously altered the milestones beyond the scope of all prior agreements, intending to compel Xeriant to relinquish their rights in the Letter of Intent to Merge. XTI was able to stifle all of Xeriant’s attempts to consummate the merger because XTI now possessed the completed PDR of the TriFan 600; mainly from Xeriant’s investment. After the completion of the PDR milestone, XTI no longer required Xeriant's assistance and, as a result, XTI had no intention of merging with Xeriant.

MAXIM/XTI ARRANGE NEW DEAL

63. Upon information and belief, throughout the period described above, XTI was in direct communication with Xeriant’s personal banker, Maxim, without Xeriant’s knowledge or consent.

64. In early 2022, Xeriant became aware that XTI’s CEO Robert LaBelle, and CFO Sarita Jha had been in contact with Xeriant’s assigned private banker at Maxim, Ritesh Veera (“Veera”). Veera is the Co-head of Investment Banking for Maxim.

3 On October 27, 2021, Xeriant finalized the bridge funding with Auctus, facilitated by Maxim, through a $6.05 million Original Issue Discount Senior Secured Note. The net proceeds to Xeriant amounted to $5,142,500. These funds were predominantly allocated for the joint venture and the potential merged company's TriFan 600 Aircraft development. The financing came at a significant cost, including the issuance of 50,968,828 Xeriant Common Stock Purchase Warrants, which, when calculated with default interest, equates to an APR of 71%. XTI was fully aware of these terms at the time of the loan issuance.

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65. During this same time, Veera engaged in behavior which indicated that Maxim's commitment to fund the XTI merger was weakening, despite having provided a written commitment and many assurances that Maxim was ready and able to secure funding to close the merger with XTI.

66. XTI’s exparte contacts with Veera at Maxim were an additional effort to obstruct the merger with Xeriant and to secure benefits from Xeriant's financial banker that they could not obtain independently, as acknowledged in the aforementioned public filings.4 See footnote.

67. Around this time, despite Maxim’s fiduciary obligation to Xeriant and the committed funding for the merger transaction, Veera reached out to Xeriant to convey that Maxim was becoming hesitant about funding the merger due to his communications with XTI and his understanding that XTI no longer desires to merge with Xeriant.

68. Maxim, through Veera, proposed a workaround and indicated that they had another private client, Inpixon, who was interested in merging with XTI. Maxim sought the opportunity to facilitate a deal between their private client and XTI, conveying that this aligned with XTI's desire, as XTI did not want to proceed with Xeriant.

69. Veera recommended that Xeriant step aside. Initially, this proposal was rejected. Xeriant questioned how Maxim knew more about the desires of XTI than they did. This indicated that XTI and Maxim had engaged in private conversations that could impact Xeriant's ability to acquire XTI.

4 Going Concern, page 11 of the XTI Aircraft Company December 31, 2022 Annual Report (“…conditions and event that raise substantial doubt about our ability to continue as a going concern over the next twelve months. Since inception, we have incurred significant operating losses, and have an accumulated deficit of $32,846,429 as of December 31, 2022, and have negative operating cash flows.”)

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70. Veera contacted Xeriant again, urging them to step aside from the XTI transaction. At that time, Xeriant's interests in the TriFan 600 were fully protected by a combination of agreements (Joint Venture Agreement, MCDNA, and the Letter of Intent to Merge). Consequently, if another party sought to acquire XTI or any interest in the TriFan 600, it required the consent of Xeriant. XTI through the above-mentioned agreements was contractually committed to Xeriant.

71. Veera advised Xeriant to permit Maxim to facilitate a deal between XTI and Inpixon, and to authorize him to negotiate terms favorable to Xeriant. This included determining the structure of a settlement agreement to release XTI from Xeriant.

MAXIM NEGOTIATES NEW DEAL - LETTER AGREEMENT

72. In May 2022, when the Inpixon introduction was authorized, Xeriant's interest in XTI and the TriFan 600 technology was protected on various fronts. Xeriant retained its 50% ownership of the TriFan 600 technology (see Joint Venture Agreement and Cross Patent License Agreement). Moreover, under the Mutual Confidentiality and Non-Circumvention Agreement the Inpixon introduction made by Xeriant's banker agent Veera, was protected as proprietary information (see MCNDA § 3[b]).

73. Xeriant relied on Maxim's advice and deemed the proposed transaction to be in the Company's and its shareholders' best interests. Consequently, Xeriant granted authorization to Maxim, acting as its agent, to introduce XTI to Maxim's client, Inpixon (Nasdaq: INPX).5

5 Inpixon is a Nasdaq publicly traded company incorporated in Nevada on April 8, 1999. Inpixon is the Indoor Intelligence™ company.

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74. As a result of the aforementioned discussions, XTI and Xeriant agreed to the terms negotiated by Maxim and formalized the arrangement through a letter agreement dated May 17, 2022 ("Letter Agreement"). See Exhibit D, Letter Agreement.6

75. Per the Letter Agreement, in the event XTI and Inpixon enter into any transaction within a year, such event would trigger the issuance of 6% XTI stock to Xeriant on a pre-acquisition basis, and would require XTI to assume the Auctus Fund Loan and the related 50,968,828 of Xeriant Stock Purchase Warrants. See Letter Agreement §§ 2, and 4.7

76. In addition, per the Letter Agreement, in the event XTI and Inpixon enter into a business combination transaction (merger), such event would also trigger the above-mentioned compensation to Xeriant.

77. Entering into the Letter Agreement and facilitating the merger or acquisition of XTI by Inpixon meant that Xeriant was foregoing the considerable future value projected to be generated from the sales of the TriFan 600.

78. The Defendant gained substantial advantages from the intellectual property, expertise, and capital deployed by Xeriant in the design and development of the now disruptive eVTOL TriFan 600 aircraft.

79. During the period from May 2022 through the end of the year, Xeriant engaged in multiple discussions with Maxim concerning XTI's transaction with Inpixon. Veera consistently reassured Xeriant that the acquisition of XTI by Inpixon was progressing smoothly and would be officially announced by December 15, 2022.

6 In or around April of 2023, Xeriant requested to be assigned to another banker at Maxim because it was no longer comfortable or confident in allowing Veera to represent its interests due to Veera's direct conflict as the lead banker of Inpixon.  Despite Xeriant's repeated efforts to secure alternative representation, Maxim denied its requests in wanton disregard for the likely negative consequences to Xeriant and its shareholders.

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80. Following the lapse of the December 15, 2022, deadline, Veera subsequently assured both Xeriant and Auctus that the merger between XTI and Inpixon would be announced by March 15, 2023.

XTI’s FRAUD AND CONCEALMENT

81. In or around January 2023, XTI’s Chairman confirmed to Xeriant’s executives that a merger was moving forward with Inpixon.

82. In March of 2023, Maxim informed Xeriant that the anticipated announcement of the XTI/Inpixon merger was expected to take place that month. XTI’s Chairman, also conveyed to Xeriant that the merger announcement was anticipated by the end of March 2023. However, the announcement did not materialize as expected.

83. On phone call on April 24, 2023 with XTI executives discussing the XTI/Inpixon merger, CEO Michael Hinderberger stated that XTI had already concluded a funding transaction with Inpixon.

84. Shortly thereafter, XTI Chairman Dave Brody and XTI CEO Scott Pomeroy denied that a funding transaction had occurred.

85. Between April 2023 and June 2023, XTI informed Xeriant that Inpixon refused to proceed with the merger due to the terms specified in the Letter Agreement.

86. XTI's denial of a transaction with Inpixon, and communication that Inpixon was not proceeding with the merger were fraudulent efforts to conceal the actual nature of the impending merger and to improperly delay the merger beyond the expiration of the Letter Agreement, in an attempt by XTI to avoid the obligation to pay Xeriant its rightful compensation. See Exhibit D, Letter Agreement §§ 2, 4.

87. XTI’s stalling strategy was executed with fraudulent intent and deception, consistent with XTI’s previous attempts to unjustly profit from Xeriant without fulfilling its promises and agreements.

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88. In an effort to clarify the status of the transaction, Xeriant, determined to seek resolution, retained legal representation to issue a demand letter to XTI regarding the Letter Agreement. On June 5, 2023, a demand letter was sent to XTI, with a copy provided to Xeriant's investment bank, Maxim, outlining XTI's obligations under the Letter Agreement. See Exhibit E, Xeriant Demand Letter to XTI.

89. In the letter, Xeriant’s counsel informed XTI of the following:

“Unfortunately, it has come to the attention of Xeriant that XTI has decided not to comply with their obligations under the Agreement. On May 25, 2023, you emailed Xeriant’s CEO stating that XTI is completing the business combination with Inpixon yet denying that Xeriant is owed any compensation because the Agreement had allegedly expired. Our position is that the Agreement remains in full force and effect. It is clear that XTI has acted in bad faith to cut Xeriant out of the Inpixon transaction covered by the Agreement. In addition, we understand that XTI entered into one or more financial transactions with Inpixon, which would also trigger Xeriant’s right to compensation, and the reallocation of the Auctus Loan.” See Exhibit E, Demand Letter.

90. On June 8, 2023, counsel for XTI, issued a response to Xeriant's demand letter, employing carefully chosen language to denying that “XTI and Inpixon have…entered into any merger (“Combination”) or similar transaction.” Counsel further stated that the parties hope to merge but that “[t]he Letter provided for certain substantial compensation to Xeriant only in the event such a transaction was consummated.”

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91. XTI’s counsel erroneously construed the term “transaction” in the Letter Agreement to exclusively encompass merger transactions or those closely resembling a merger, as prerequisites for triggering compensation.

92. The term “transaction” in the Letter Agreement unequivocally encompasses any contractual arrangements or engagements between Inpixon and XTI, would be a triggering event obligating compensation to Xeriant. See Letter Agreement § 4.

ADDITIONAL BAD FAITH

93. Unbeknownst to Xeriant, at the time of the attorney communications, it was concealed from the Company and the public that Inpixon and XTI had in fact completed a “transaction” as contemplated by the Letter Agreement.

94. Deliberately concealed within the “Cash Flows from Investing Activities” section of the Inpixon March 31, 2023, 10-Q, a mention was made of “$0.3 million for the issuance of a note receivable,” with deliberate omission of the recipient's identity. Plaintiff has come to find out that the recipient of the $0.3 million dollars was XTI.

95. On July 24, 2023, XTI announced that they had entered into a definitive merger agreement with Inpixon. XTI made this announcement a few months after they claimed the Letter Agreement had expired, which was done in bad faith, and in an effort to defraud Xeriant and its shareholders of due compensation.

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96. Furthermore, when Inpixon and XTI finally decided to go public with the intent to merge in the July 2023 announcement, this public filing confirmed that on March 10, 2023, Inpixon entered into a transaction with XTI where XTI received debt funding of $300,000 with subsequent fundings that aggregated to $525,000, shown as $538,407 including interest. A Security and Pledge Agreement was also executed between XTI and Inpixon. See Exhibit F Form of Senior Secured Promissory Note. This accounts for the above-mentioned $0.3 million loan which Inpixon partially disclosed in their March 2023 10-Q, without revealing its recipient.8

97. The aforementioned funding constitutes a transaction within the scope of the Letter Agreement. However, XTI sought to conceal this information, the disclosure made by Inpixon lacked material information necessary to guide Xeriant and the investing public regarding the financial obligations of XTI triggered by the aforementioned debt funding.

98. It is evident that the Defendant acted in bad faith to deceive the Plaintiff into investing in the development of the TriFan 600. Subsequently, upon the revelation that the Defendants had misled Plaintiff on critical aspects of the technology and the deal, XTI falsely committed to a merger with Plaintiff that they had no intention of completing.

99. The Plaintiff’s investments were induced by fraud. Furthermore, the Defendant clandestinely thwarted the committed funding from Maxim for the merger between Xeriant and XTI and then, with the assistance of Maxim, hindered any potential merger between the parties from moving forward due to the pursuit of the merger with Inpixon.

100. Through Maxim, XTI pressured Xeriant to forfeit their rights in the merger and the shared technology, and negotiated new terms in a Letter Agreement. With the introduction provided by Maxim, Xeriant conferred an additional benefit to XTI by connecting them with Inpixon (a Nasdaq-listed publicly traded company) with whom they are consummating a merger.

8 It should be noted that on May 16, 2023, Inpixon entered into an agreement with Maxim to pay them $800,000, as part of compensation for Maxim’s services in connection with the XTI/Inpixon merger.

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101. In continuation of their fraudulent actions, XTI is now breaching the Letter Agreement and attempting to deny Plaintiff its fair compensation.

102. From April 2023, Xeriant has made numerous attempts to negotiate a settlement with XTI, all of which were met with silence and delay. Most recently, on November 3, 2023, approximately ten days after Xeriant made its last settlement offer, XTI responded to Xeriant, stating that “both companies’ boards are considering it, and we will respond to you when both boards have formed a position." As of the date of this complaint, Xeriant has not received any further correspondence from XTI.

103. As of November 7, 2023, XTI/Inpixon filed an S-4/A registration statement informing the investing public that the merger was weeks away from being consummated. Estimates suggest that the merger between Inpixon and XTI will be concluded on or about December 8, 2023.

104. The ongoing campaign to defraud Xeriant has inflicted substantial financial, reputational, and moral harm upon the Plaintiff and its shareholders. From the date of the announcement of the impending merger between XTI and Xeriant on September 21, 2021, to the close of business on December 1, 2023, Xeriant has witnessed a depletion of over $180 million in market value on a fully diluted basis.

105. The Defendant’s attempts to misappropriate and unlawfully incorporate the jointly held TriFan 600 technology into the XTI/Inpixon merger, to deceitfully veil their theft from shareholders, and to maintain an air of secrecy surrounding their merger with Inpixon, despite the substantial contributions of the Plaintiff in terms of time, financial resources, and intellectual property, constitute material fraud, as well as breach of each Agreement executed between Xeriant and XTI.

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106. In the absence of prompt intervention by this court, Xeriant will face substantial challenges in securing restitution for the rights that XTI is attempting to misappropriate in the TriFan 600 technology, the Letter Agreement, the MCNDA, and the Joint Venture Agreement. All of this is attributable to the deliberate and intentional fraud and concealment orchestrated by XTI.

107. Due to the aforementioned reasons, including the losses sustained by Plaintiff, the unjust gains accrued by Defendant, and other factors detailed herein, Defendant is liable to Plaintiff for a sum no less than $180,000,000, in addition to punitive damages, injunctive relief, and any other remedies deemed necessary or appropriate by this court.

STATEMENT OF CLAIM

COUNT 1

BREACH OF CONTRACT

108. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

109. In the beginning of 2022, XTI reached out to Plaintiff’s banker Maxim in an effort to stifle the XTI/Xeriant merger.

110. In or around April of 2022, Maxim negotiated terms with XTI which would allow XTI to pursue a merger with Inpixon in exchange for compensation to Xeriant, which was also proposed by Maxim.

111. The negotiated terms were memorialized in the Letter Agreement and the parties entered into the Letter Agreement on May 17, 2022.

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112. Pursuant to the Letter Agreement, Plaintiff would forego merging with Defendant, and would facilitate Defendant’s introduction to Inpixon, a Maxim client, and would allow Defendant and Inpixon to pursue a merger.

113. On May 18, 2022, Plaintiff introduced Defendant to Inpixon through Maxim.

114. Per the Letter Agreement, in the event XTI and Inpixon enters into any transaction within a year, such event would trigger the issuance of 6% XTI stock to Xeriant on a pre-acquisition basis, and would require XTI to assume the Auctus Fund Loan and the related 50,968,828 of Xeriant Stock Purchase Warrants. See Exhibit D, Letter Agreement §§ 2, 4.

115. In addition, per the Letter agreement, in the event XTI and Inpixon enters into a business combination transaction (merger), such event would also trigger the above-mentioned compensation to Xeriant.

116. Defendant entered into multiple debt transactions with Inpixon beginning March 10, 2023 for a total value of at least $525,000. See Exhibit F, Form of Senior Secured Promissory Note; Letter Agreement.

117.  Inpixon provided the above loans to XTI as part of the transactions completed to merge with XTI.

118. On May 16, 2023, Inpixon entered into an agreement with Maxim to pay Maxim $800,000 for Maxim’s services related to consummating the merger with XTI. The Letter Agreement was still in effect when this agreement was entered into.

119. Defendant and Inpixon announced that they entered into a definitive merger agreement in July of 2023.

120. As a result of the above, Defendant owes Xeriant compensation as detailed in the Letter Agreement.

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121. To date, Defendant refuses to honor the Letter Agreement and have communicated this through filings with the Securities and Exchange Commission and directly to Plaintiff through counsel. This constitutes a breach of the Letter Agreement.

122. As a result of Defendant’s breach of contract, Plaintiff suffered damages and is entitled to costs, expenses and loss of business compensatory damages in an amount of at least $180,000,000.

123. As a result thereof, considering that the Defendant committed fraud while in breach of contract with the Plaintiff, Plaintiff is entitled to punitive damages in an amount of at least $180,000,000.

COUNT II

INTENTIONAL FRAUD

124. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

125. Defendant defrauded Plaintiff through a series of misrepresentations and through fraudulent inducements to get Plaintiff to borrow and invest millions of dollars in capital and to provide valuable technological know-how, skill, and information to develop Defendant’s TriFan 600.

126. Defendant fraudulently misrepresented that they had engineered designs for the TriFan 600, which they claimed were evidenced by their 65% scale proof of concept.

127. Defendant concealed that the designs as represented above did not exist, and that the designs the Defendant claimed it could provide, would not produce a commercially viable aircraft.

128. Defendant also misrepresented the true cost to produce and secure Federal Aviation Administration certification for the TriFan 600.

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129. Defendant, through a fraudulent commitment to merge with Plaintiff, induced Plaintiff to continue investing in the development of the TriFan 600, after their misrepresentations were discovered.

130. Defendant committed these intentional frauds throughout their involvement with Plaintiff and induced Plaintiff to relinquish its rights to merge with Defendant by pressuring Xeriant through Maxim, and negotiating new terms through Maxim executed in the Letter Agreement.

131. Defendant’s  merger  with Inpixon is now imminent and could be completed as early as December 8, 2023.

132. The Defendant's impending merger with Inpixon is a result of the Plaintiff’s introduction services facilitated by Plaintiff's banking agent, Maxim. Absent these pivotal introductions orchestrated by the Plaintiff, the Defendant’s merger with Inpixon would not have materialized.

133. Plaintiff suffered grave consequences and harm as a result of Defendant’s fraudulent and misleading representations to Plaintiff and to the public marketplace.

134. Defendant’s fraudulent conduct caused the Plaintiff to suffer serious and irreparable harm in loss of value, capital, and business opportunities to add value to the Plaintiff and its shareholders.

135. As a result of Defendant’s continuing intentional frauds committed against the Plaintiff, the Plaintiff has suffered damages and is entitled to costs, expenses and loss of business compensatory damages of at least $180,000,000.

136. In doing the acts herein alleged, Defendant acted with oppression, fraud and malice. Defendant’s actions evinced a high degree of moral turpitude and demonstrated such wanton dishonesty such that Plaintiff is entitled to punitive damages of at least $180,000,000.

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COUNT III

FRAUDULENT CONCEALMENT

137. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

138. Defendant conveyed to Xeriant that it possessed $1.3 billion in legitimate qualified pre-orders, reservations, and options for the TriFan 600. It was concealed that a significant number of the orders were granted in exchange for convertible debt in the Company therefore misleading Xeriant to believe that the sales were arm’s length transactions of higher quality and value.

139. Defendant fraudulently concealed that they did not have engineered designs for the TriFan 600. Defendant concealed that the engineered designs were a concept and could not produce a commercially viable aircraft.

140. Defendant obtained Plaintiff’s financial investment and technological know-how through a series of lies, deceits, and fraudulent concealment.

141. Defendant entered into the Letter Agreement with Plaintiff, but intentionally and fraudulently concealed that Defendant had no intent of following through with performing their obligations per the agreement.

142. Had Plaintiff been aware of Defendant’s true intentions Plaintiff would not have provided the capital, know-how, and skills to develop the TriFan 600 to its current state.

143. As the result of Defendant’s intentional fraudulent concealment of material information critical to Plaintiff, Plaintiff has suffered damages and is entitled to costs, expenses and loss of business compensatory damages of at least $180,000,000.

144. In doing the acts herein alleged, Defendant acted with oppression, fraud and malice. Defendant’s actions evinced a high degree of moral turpitude and demonstrated such wanton dishonesty such that Plaintiff is entitled to punitive damages of at least $180,000,000.

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COUNT IV

QUANTUM MERUIT

145. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

146. Pursuant to the MCNDA Plaintiff shared confidential information with Defendant which included introducing Inpixon to Defendant through their New York based banking agent Maxim.

147. Per the MCNDA, protected information as defined in the agreement also includes “business contacts” like Maxim’s introduction of Inpixon to Defendant. See Exhibit A, MCNDA, pg. 1, ¶ 2.

148. Plaintiff through Maxim introduced Defendant to Inpixon to explore a merger, and stepped aside from its own agreement to allow Defendant to pursue a merger with Inpixon.

149. The introduction was a service provided to Defendant and Defendant knowingly and voluntarily accepted the service that Plaintiff provided.

150. Defendant knew that Plaintiff was not providing the introduction to Inpixon for free.

151.  Defendant also knew that Plaintiff reasonably expected to be compensated for the services it provided.

152. Plaintiff provided for Defendant’s introduction to Inpixon with the mutual understanding that Plaintiff would be compensated for the full value of its services.

153. Plaintiff reasonably expected compensation for the full value of its service and the benefit it conferred on Defendant by the introduction.

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154. Defendant will consummate its merger with Inpixon as early as December 8, 2023 which includes a transfer of Plaintiff’s interest in the TriFan 600 designs.

155. As a result, Plaintiff is entitled to recover, in quantum meruit, the full and reasonable value of its services to Defendant.

156. The total value of Plaintiff's services to Defendant is conservatively estimated to be at least $40 million.

157. Defendant's conduct as delineated in this complaint has caused substantial and irreparable damage to Plaintiff and will continue to cause further irreparable damage to Plaintiff if Defendant is not preliminarily and permanently enjoined by this Court from misappropriating the TriFan 600 technology into its Merger with Inpixon, and from further violating Plaintiff's rights where Plaintiff has no adequate remedy at law.

COUNT V

UNJUST ENRICHMENT

158. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

159. As a result of Defendant's foregoing misconduct, and Plaintiff's services rendered to Defendant in the introduction Plaintiff made to Defendant through its New York based agent, Maxim, Defendant benefitted, at Plaintiff's expense.

160. Equity and good conscience require restitution to Plaintiff of the full value of the services Plaintiff rendered to Defendant.

161. Defendant has been, and continues to be, unjustly enriched by its misconduct, in an amount which is conservatively estimated to be at least $40 million.

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162. Defendant's conduct as delineated in this complaint has caused substantial and irreparable damage to Plaintiff and will continue to cause further irreparable damage to Plaintiff if Defendant is not preliminarily and permanently enjoined by this Court from further violations of Plaintiff’s rights.  Plaintiff has no adequate remedy at law.

COUNT VI

UNFAIR COMPETITION/DECEPTIVE BUSINESS PRACTICES

163. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

164. Through its foregoing misconduct, Defendant has acted unfairly towards Plaintiff, including by misappropriating Plaintiff's property rights, including without limitation its confidential and proprietary information.

165. By its unfair competition, Defendant has unjustifiably attempted to profit, and has unjustifiably profited, from Plaintiff's expenditures of time, labor and money.

166. Defendant's unfair competition was in bad faith and/or in willful disregard of Plaintiff's rights.

167. Plaintiff has been harmed by Defendant’s unfair competition, and is entitled to recover all damages proximately caused by Defendant's misconduct.

168. The total damages to Plaintiff caused by Defendant's unfair competition are conservatively estimated to be at least $180 million.

169. Defendant's conduct as delineated in this complaint has caused substantial and irreparable damage to Plaintiff and will continue to cause further irreparable damage to Plaintiff if Defendant is not preliminarily and permanently enjoined by this Court from further violations of Plaintiff’s rights and Plaintiff has no adequate remedy at law.

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COUNT VII

MISAPPROPRIATION OF CONFIDENTIAL INFORMATION

170. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

171. Plaintiff invested significant years and monetary resources to develop Company Technology.

172. Pursuant to the MCNDA Plaintiff shared confidential information, technology, documents, and other information possessed by Plaintiff’s aerospace and defense experts for the development of TriFan 600.

173. Other than through protected disclosure to business partners, Plaintiff has not disclosed its confidential information.

174. Defendant through fraudulent means and actions, intentionally misappropriated Plaintiff’s confidential information, and materials which Plaintiff contributed for the development of the TriFan 600 engineered designs.

175. The TriFan 600 design as co-developed by Plaintiff is still owned by the JV.

176. Plaintiff currently owns 50% of the JV, and thus owns 50% of the current TriFan 600 design.

177. Defendant is fraudulently attempting to misappropriate the current TriFan 600 design which encompasses Plaintiff’s confidential information, which provides Plaintiff with an additional interest in the current designs for the TriFan 600.

178. The TriFan 600 designs would not have been developed without Plaintiff’s contributions.

179. Defendant now attempts to transfer ownership including Plaintiff’s interest in the TriFan 600 design to the merger with Inpixon.

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180. Defendant’s actions of misappropriation are also intentional fraud due to the fraudulent methods that have been employed by Defendant to conceal their actions from the investing public. Plaintiff’s role in the merger and property interest in the TriFan 600 and the merger should be disclosed.

181. To date Defendant has not disclosed Plaintiff’s interest in the TriFan 600, instead they have made public filings claiming that Plaintiff has no interest in the XTI/Inpixon merger and remain silent on the fact that Plaintiff materially contributed to the development of the current TriFan 600 technology. Plaintiff’s stock price has suffered greatly as a result of these misleading disclosures.

182. Defendant will consummate its merger with Inpixon as early as December 8, 2023 which includes a transfer of Plaintiff’s interest in the TriFan 600 designs.

183. Defendant has benefitted significantly from their unscrupulous theft of Plaintiff’s confidential information. Through their marketing of the completed TriFan 600 designs, the Defendant now claims their pre-sales have increased to approximately $7 billion in aircraft, which is an increase of $5.7 billion since the major design milestone of PDR was completed through the JV.

184. As the result of Defendant’s fraudulent actions of misappropriating Plaintiff confidential information and contributions, the Plaintiff has suffered damages, continue to suffer damages, and are entitled to costs, Defendant’s unjust gains and profits, and loss of business compensatory damages of at least $180,000,000.

COUNT VIII

MISSAPROPRIATION OF IDEAS

185. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

186. Plaintiff pursuant to the MCNDA educated Defendant on Plaintiff’s ideas related to developing the TriFan 600.

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187. Plaintiff’s ideas worked and were novel. Plaintiff’s experts provided technological information that was innovative, disruptive and commercially viable.

188. Plaintiff’s ideas concerning the TriFan 600 were not commonly known nor commercially available in the industry at the time when Plaintiff began contributing to the development of the TriFan 600 and were introduced to Defendant.

189. Plaintiff spent significant time and effort educating Defendant on Plaintiff’s ideas regarding the TriFan 600 designs.

190. Additionally, Plaintiff’s executives, aerospace experts and industrial design engineer provided XTI’s engineers and CEO, Robert LaBelle, with drawings illustrating the accurate dimensions of the aircraft to attain a commercially viable prototype, because Defendant’s designs were not feasible.

191. Plaintiff’s ideas were concrete and Defendant relied on Plaintiff’s disclosures in order to develop the TriFan 600.

192. Without the contributions of know-how, skill, time, and technology, the TriFan 600 aircraft design would not have been developed, and XTI would only still own a design concept yet to be developed.

193. As the result of Defendant’s misappropriation of Plaintiff’s ideas, and use of the TriFan 600 to merge with Inpixon, while blocking Plaintiff from receiving their due compensation, Plaintiff has suffered damages, continue to suffer damages, and is entitled to loss of business compensatory damages, and the unjust enrichment and profits of Defendant in an amount of at least $180,000,000.

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COUNT IX

MISSAPROPRIATION OF SKILL

194. Plaintiff repeats, re-alleges, and incorporates by reference all preceding paragraphs as though fully set forth herein.

195. The TriFan 600 designs jointly developed by Plaintiff required significant labor, skill, and expenditures.

196. Plaintiff adhered to procedures to maintain the secrecy of Company Technology and know-how which Company experts provided to the development of the TriFan 600.

197. Plaintiff invested significant time, labor, skill, and millions of dollars to develop the completed Preliminary Design Review of the TriFan 600.

198. Although Plaintiff owns 50% of the completed TriFan 600 designs, Defendant has committed this jointly owned asset to merge with Inpixon, while cutting Plaintiff out of the transaction.

199. As the result of Defendant’s misappropriation of Plaintiff’s skills, labor, and expenditures, Plaintiff has suffered damages, continue to suffer damages, and is entitled to loss of business compensatory damages, and the unjust enrichment and profits of Defendant in an amount of at least $180,000,000.

REQUEST FOR RELIEF

WHEREFORE, the Plaintiff, Xeriant, Inc., respectfully requests that this Honorable Court grant it the following relief:

A) Defendant be ordered to pay Plaintiff (a) damages for actual loss caused by XTI’s misappropriation; (b) damages for XTI's unjust enrichment caused by its misappropriation, to the extent such unjust enrichment is not addressed in computing damages for actual loss; and (c) the imposition of a reasonable royalty for XTI's misappropriation of Plaintiff's confidential information, skill, ideas, and business contact, if such reasonable royalty is larger than the sum of the actual loss and unjust enrichment;

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B) An injunction to prevent any further actual or threatened misappropriation by Defendant of Plaintiff's confidential information, skill, ideas, and business contact, including by requiring Defendant to take any affirmative actions needed to protect the Plaintiff's confidential information, skill, ideas, and business contact, and/or due to the exceptional circumstances of this case, to order Defendant to pay Plaintiff a reasonable royalty for future use of the same.

C) That Defendant be ordered to fully compensate Plaintiff for all losses caused by Defendant's misconduct, including without limitation Defendant's breaches of contract, unjust enrichment, receipt of services in quantum meruit, breaches of enforceable promises, fraud, misrepresentations and concealments, tortious interference with contracts, business relationships and prospective economic opportunities and unfair competition;

D) That Defendant be ordered to pay punitive or exemplary damages to Plaintiff;

E) That Defendant be ordered to fully compensate Plaintiff for any and all direct and indirect expenses incurred by Plaintiff during the parties' dealings and/or as a result of Defendant's misconduct;

F) That, as a result of Defendant's foregoing misconduct, Defendant should be ordered to pay Plaintiff a minimum of $500 million ($500,000,000.00);

G) A preliminary and permanent injunction that enjoins Defendant, its officers, directors, agents, attorneys, servants, employees, successors, and assigns, and all other persons in active concert or participation with them, and all those acting under the authority or in privity with Defendant from engaging in any further misconduct, including without limitation:

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a. A preliminary and permanent injunction ordering that Defendant immediately discontinue any further breaches of contract;

b. A preliminary and permanent injunction ordering that Defendant’s merger with Inpixon be stayed until the rights in the TriFan 600, and the agreements have been adjudicated by this court

c. A preliminary and permanent injunction enjoining the Defendant from transferring any portion of rights held in the TriFan 600 technology and designs as developed by the JV;

d. A preliminary and permanent injunction ordering Defendant's specific performance of all applicable agreements including but not limited to the compensation terms of the Letter Agreement;

e. A preliminary and permanent injunction ordering that Defendant immediately discontinue any further fraud and any further misrepresentations or material omissions in public filings as it relates to Xeriant’s involvement in the development of the TriFan 600, and Plaintiff’s right to compensation in the merger;

f. A preliminary and permanent injunction ordering that Defendant immediately discontinue any further unfair competition against Plaintiff;

H) That Plaintiff be awarded its costs, expenses, and attorneys' fees for bringing and prosecuting this action; and

I) Enter judgment on behalf of the Plaintiff on the Complaint;

J) Order declaratory relief, as appropriate and as this Honorable Court deems necessary; and/or

K) Any additional relief which this Honorable Court deems just and proper.

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DEMAND FOR JURY TRIAL

Plaintiff demands a jury trial on all issues so triable pursuant to Fed. R. Civ. P. 38 and the 7th Amendment to the United States Constitution.

Dated: December 6, 2023		Respectfully Submitted,
New York, New York
LAW OFFICE OF WILLLIAM IGBOKWE

	By:	/s/ Onyowoma Igbokwe
O. William Igbokwe will@iwlaws.com
28 Liberty Street, 6th Floor New York, New York 10005
(347) 467- 4674

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EXHIBIT A

MUTUAL CONFIDENTIALITY AND NON-CIRCUMVENTION AGREEMENT

THIS AGREEMENT is between XTI Aircraft Company, including but not limited to his companies, subsidiaries, principals, employees and agents (“Associating Party”) and Xeriant, Inc. (d.b.a. Xeriant Aerospace), a Nevada corporation, including but not limited to its subsidiaries, principals, employees and agents collectively referred to as the “Parties” with addresses in the Notices section below.

WHEREAS, the Parties desire for mutual benefit to exchange certain information which is agreed to be strictly proprietary and highly confidential and which may include without limitation business concepts and models, engineering designs and reports, financial information, contract information, planning documents, market research, projections, marketing/advertising plans and programs, financing sources, business contacts, even the existence of negotiations or agreements between the Parties themselves or with third Parties (the “Proprietary Information”);

WHEREAS, this information exchange is necessary for the mutual evaluation of certain business opportunities and for continued business relations thereafter involving further exchanges of Proprietary Information needing protection on a long-term basis (collectively the “Intended Purpose”); the intended purpose of this agreement is to explore a potential business arrangement between the Parties.

NOW THEREFORE, for consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree for themselves, their subsidiaries, and their affiliates as follows:

1.  Confidentiality: The Parties each recognize the highly competitive nature of the aerospace industry and the importance of not disclosing information in advance of disclosure by the appropriate Party. They further recognize that each Party will rely upon compliance with this Agreement when entrusting the other with the Proprietary Information. For a period of three (3) years from the date hereof, each Party agrees:

a.  To use the Proprietary Information solely for the Intended Purpose, to keep the Proprietary Information in absolute confidence, and not to disclose it to any third party except as provided herein. In no event shall either Party use the Proprietary Information  to the detriment of the other.

b.  To take all reasonable measures to enforce the secrecy, confidentiality, and use limitations contained herein, efforts at least equal to those used to protect its own most proprietary information including safe storage, precautions against copying, examination, or use of the Proprietary Information not authorized by this Agreement.

c.  To bind itself, parent companies, subsidiaries, affiliates, employees, agents, and related others to all confidentiality obligations herein, each of which shall survive earlier termination of this Agreement.

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d. To disclose the Proprietary Information internally only to those having a specific “need to know” in the performance of work exclusively for the Intended Purpose.

e. Not to disclose to any third person that Proprietary Information is being exchanged or that discussions are taking place between the Parties or the status thereof absent the other Party’s prior written consent unless such disclosure is required in the ordinary course of reporting as a publicly traded company.

f. To notify promptly the Disclosing Party if the Receiving Party is confronted with legal action to disclose Proprietary Information received under this Agreement, and reasonably to assist the Disclosing Party in obtaining a protective order either preventing discovery or requiring that any portion of the Proprietary Information required to be disclosed be used only for the limited purpose for which a government authority issues an order or for such other purposes as required by law. If the Receiving Party is, in the opinion of its legal counsel, compelled to disclose the Proprietary Information in the ordinary course of its business as a publicly held company or in any legal or regulatory proceeding or face contempt or suffer other censure or penalty, the Receiving Party may disclose such Proprietary Information for that limited purpose without liability hereunder but will also cooperate actively in assisting the Disclosing Party in obtaining confidential treatment thereof.

g. To return to Disclosing Party within ten (10) business days after receipt of written notice any and all Proprietary Information including any and all copies.

2. Limitations: At this stage of discussions, neither Party is deemed to have made any representation, warranty, or guaranty with respect to the absolute accuracy or completeness of any Proprietary Information disclosed nor with respect to any applicable trademark, patent, or other proprietary rights. Receiving Party agrees that all Proprietary Information shall be protected under this Agreement unless shown through tangible proof that the Proprietary Information was:

a. In the public domain prior to the execution date of this Agreement or subsequently became part of the public domain through no act or omission of Receiving Party;

b. In Receiving Party's legitimate possession prior to the execution date of this Agreement;

c. Independently developed without breach of any confidentiality obligation and in any event not acquired directly or indirectly from Disclosing Party; or

d. Received by Receiving Party from a third party having rights therein and having no obligation of secrecy with respect thereto.

3. Non-Circumvention: While neither party shall be obliged by this Agreement to consummate a business transaction with the other Party, each Party further warrants, covenants, and agrees as follows:

a. Not to circumvent or attempt to circumvent or permit another, directly or indirectly, to circumvent the proprietary rights of the other Party in any way;

b. Not to claim, assign, transfer, or interfere with any rights, title, or interest to or in any Proprietary Information disclosed by the other Party under this Agreement. Nothing in this Agreement shall be construed as granting any license, patent, copyright, or trademark rights; and

c. Not to use the Proprietary Information disclosed by the other for anything except the Intended Purpose, nor to use such Proprietary Information for independent development, nor to use it directly or indirectly with any third party or parties, all of which non- circumvention obligations shall permanently survive this Agreement.

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4. Independence: This Agreement does not establish any joint venture, partnership, or other business relationship except as provided herein which is non-exclusive. Each Party may develop business opportunities with third parties so long as such relationships do not in any way involve the subject Proprietary Information.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to principles of conflicts or choice of law. You hereby consent and agree that the Circuit Court of the State of Florida for the County of Palm Beach and the United States District Court for the Southern District of Florida each shall have personal jurisdiction and proper venue with respect to any dispute between the parties hereunder; provided, however, that the foregoing consent shall not deprive us of the right in our discretion to voluntarily commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue over you. In any dispute with us, you will not raise, and hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.

6. Remedies:

a. Each Party agrees that the terms of this Agreement are necessary for the protection of its business, trade secrets, proprietary information, and good will; the terms are reasonable for such purpose; and a breach would cause substantial and irreparable damage warranting injunctive and equitable relief.

b. If attorneys’ fees or costs are incurred to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, even without commencing arbitration.

7. Severability: To the extent that any provision, clause, or words are be found to be illegal or unenforceable for any reason, such provision, clause, or words shall be modified or deleted in such manner as to make the agreement as modified legal and enforceable under applicable laws. The balance of this Agreement or parts thereof shall not be affected thereby, the provisions being construed as several and independent.

8. Notices: The Parties specifically agree that service under this provision shall be effective to secure personal jurisdiction for arbitration. All notices shall be in writing and deemed given on the date of service if properly addressed and delivered (i) in person or sent by facsimile with a copy mailed on the same date by certified mail, first class postage prepaid; or (ii) 72 hours after mailing by United States mail, certified with return receipt requested and first class postage prepaid to the respective Parties as follows:

Xeriant, Inc.:	If to Associating Party:

Xeriant, Inc.	XTI Aircraft Company
Innovation Centre 1	Centennial Airport
3998 FAU Blvd., Suite 309	_____________________________________

Boca Raton, FL 33431	Denver, CO____________________________
Attention: Keith Duffy	Attention: Sarita Jha, CFO
Telephone: 561-756-1073	Telephone: 310-978-7825
Email: kduffy@xeriant.com	Email: sarita@xtiaircraft.com

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9. Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of the undersigned and their representatives, administrators, assigns, and/or successors-in- interest. The person signing for each party warrants that he/she has the full authority to bind the Party represented.

10. Entire Agreement: This Agreement contains the full and complete understanding of the Parties and supersedes any prior discussions, agreements, and/or representations, whether verbal, written, or both. This Agreement may be modified or amended but only by a writing executed by both Parties. Any inconsistencies or ambiguities shall not be interpreted for or against either Party. It may be executed in counterparts and a facsimile copy may be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

XERIANT, INC.

By:	/s/ Keith Duffy	By:	/s/ Robert LaBella
	Keith Duffy		CEO

Its:	CEO	Date:	4/6/21

Date:	4/6/21

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EXHIBIT B

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) is dated as of May 31, 2021 (the “Effective Date”), by and between Xeriant, Inc. (“Xeriant”), a Nevada corporation, located at Innovation Centre 1, 3998 FAU Blvd., Suite 309, Boca Raton, FL 33431, and XTI Aircraft Company (“XTI”), a Delaware corporation, located at 2209 Green Oaks Lane, Greenwood Village, CO 80121. Xeriant and XTI are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Xeriant is a public company focused on acquiring, developing and commercializing disruptive technologies with applications in aerospace, including innovative aircraft concepts;

WHEREAS, part of Xeriant’s business model is to jointly develop innovative aerospace technology with synergistic companies;

WHEREAS, XTI is an aircraft manufacturer developing the TriFan 600 VTOL fixed- wing aircraft (the “Aircraft”);

WHEREAS, Xeriant desires to provide funding to XTI to complete the preliminary design of the Aircraft under the terms of this Agreement; and

WHEREAS, XTI is in the process of raising funds to continue its development program for the Aircraft; and

WHEREAS, Xeriant and XTI desire to create a joint venture (the “JV”) to advance the design and development of the Aircraft, more specifically to complete the preliminary design of the Aircraft.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the Parties hereto agree as follows:

1. Formation.

1.1 Creation of JV. The Parties will form a limited liability company under Delaware law (the “JV”) and will jointly own and operate the JV pursuant to its Limited Liability Company Agreement in the form attached hereto as Exhibit A.

1.2. Name. The name of the JV shall be mutually agreed by the Parties.

1.3. Principal Office. The principal place of business of the JV shall be at Xeriant’s facility, located at Innovation Centre 1, 3998 FAU Blvd., Suite 309, Boca Raton, FL 33431 or at such other place as the Parties mutually determine.

2. Purpose, Term and Objectives.

2.1. Purpose. The sole purpose of the JV shall be to advance the design and development of the Aircraft, more specifically to complete the preliminary design of the Aircraft, as described in this Agreement (the “Purpose”).

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2.2. Term. The term of this JV shall commence on the Effective Date and, unless sooner terminated as provided herein or as may be provided by law, shall continue until the first to occur of: (i) the closing of a merger with a publicly-listed special purpose acquisition company, a so-called “SPAC” (a “SPAC Transaction”) or the closing of a transaction pursuant to which XTI combines with or into another entity (other than a SPAC) where XTI is valued at not less than $150,000,000 (a “Merger Transaction”) or the closing, or series of closings, after the Effective Date pursuant to which XTI has obtained (either in a private placement or initial public offering) aggregate gross proceeds of at least $30,000,000 (a “Financing Transaction”) (each of a SPAC Transaction, a Merger Transaction and a Financing Transaction being a “Liquidity Event”); (ii) 24 months after the Effective Date (the “Acceleration Event”); or (iii) at the election of Xeriant, if Xeriant has made the full Intended Contribution (as that term is defined in Section 4.3 below) (a “Xeriant Termination”) or at the election of XTI, if both the JV has failed for any reason to make a scheduled payment under the Services Agreement and XTI’s Board of Directors has determined that the continued existence of the JV would threaten XTI’s ability to finance its business (an “XTI Termination”) or upon a determination that the purpose of the JV has been completed made by a majority of the Management Committee of the Joint Venture including at least one member designated by each Party (a “Mutual Termination”) (each of an Xeriant Termination, an XTI Termination and a Mutual Termination being a “Completion Event”).

2.3 Objectives. The Purpose will be carried out pursuant to the Services Agreements between XTI, Xeriant and the JV, attached hereto as Exhibits B and C, specifying the development services to be provided by XTI and/or Xeriant and the payments to be made by the JV.

3. Management of the JV.

3.1 Management Vested in the Management Committee. The Limited Liability Company Agreement will provide that management and control of the JV shall be exclusively vested in a Management Committee (the “Management Committee”). Without limiting the generality of the foregoing, the responsibilities and obligations of the Management Committee shall include the following:

3.1.1. Establishing and modifying the business plan of the JV as generally outlined on Exhibit D, including adjustments to any budget, and funding requirements;

3.1.2. Enter into, make, and perform contracts in furtherance of the purposes of the JV;

3.1.3. Open and maintain bank accounts;

3.1.4. Purchase, lease or otherwise acquire machinery, equipment, and all other kinds of personal property;

3.1.5. File applications, if applicable, for the protection of any intellectual property owned by the JV;

3.1.6. Retain services of third parties in connection with the business of the JV, as provided below.

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3.2 Composition of Management Committee. The Management Committee shall consist of five members, three of whom shall be appointed by Xeriant, and two of whom shall be appointed by XTI. The members of the Management Committee shall not receive any compensation in connection with their acting in their capacity as a member of the Management Committee, unless the Parties mutually agree to compensate a member.

3.3 Actions of the Management Committee. Except as set forth herein, all actions of the Management Committee shall be pursuant to a majority vote of the Management Committee. Notwithstanding the forgoing, the following actions shall require the approval of all of the members of the Management Committee:

3.3.1. Any modification to the Budget, as defined herein.

3.3.2. Any agreement with a Party or any individual or entity affiliated with a Party.

3.3.3. Any lease, license, or other distribution of any JV property outside the ordinary course of business.

3.3.4. Any expenditure in excess of $10,000, which is outside the Budget.

3.3.5. Any amendment to the terms of the Agreement.

3.3.6. Any distributions from the JV to its members.

3.4 Appointment of Personnel. From time to time, the Management Committee may employ individuals (who may also be employees of a Party) or consultants to provide services to the JV including engineering and accounting on terms and conditions established by the Management Committee (including receipt of compensation) and as permitted in the Budget.

3.5 Budget. Attached as Exhibit D is the budget for the preliminary design of the Aircraft (the “Budget”). The Budget may be revised, from time to time, upon approval of all of the members of the Management Committee.

4. Interests in the JV.

4.1 Party Percentages. Each Party shall have a 50% interest in the Joint Venture (the “JV Percentage”) in consideration of the contributions of the Parties, as follows:

4.2 Contributions of XTI. In consideration of the JV interests granted to XTI, XTI will sign a Cross Patent License Agreement, in the form attached hereto as Exhibit E, granting to the JV a non-exclusive, worldwide, non-assignable, royalty-free, fully paid up license for the duration of the Term (the “VTOL License”) to use, utilize and otherwise exploit such of XTI’s technology, intellectual property, know-how and patents relating to the Aircraft as specified therein (the “VTOL Technology”) in connection with the preliminary design of the Aircraft and for all purposes to carry out the objectives of this Agreement.1

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4.3 Contributions of Xeriant. In consideration of the JV interests granted to Xeriant, Xeriant shall contribute or provide the following:

4.3.1. A total of $10 million (the “Intended Contribution”), consisting of the initial sum of $1,000,000 to be funded immediately upon the execution of this agreement, including the Exhibits;

4.3.2. Additional capital of $9,000,000 advanced monthly, in advance, as and when required in accordance with the Budget attached hereto as Exhibit D;

4.3.3. Xeriant will sign a Cross Patent License Agreement in the form attached hereto as Exhibit E, granting the JV a non-exclusive, worldwide, non-assignable, royalty-free, fully paid up license for the duration of the Term to use, utilize and otherwise exploit such of Xeriant’s technology, intellectual property, know-how and patents as specified therein in connection with the preliminary design of the Aircraft and for all purposes to carry out the objectives of this Agreement;

4.3.4 Access to Xeriant’s advisors, corporate contacts, and consultants from various global aerospace companies and agencies, government and defense agencies, laboratories, and university academia, to increase access to potential strategic partners, manufacturers, licensees, grants, and collaborative research;

4.3.5 Introductions to manufacturing and prototyping companies;

4.3.6 Introductions to a brand-name strategic partner or strategic investor for XTI (e.g., airline, ride sharing company, automobile manufacturer, aircraft manufacturer); and

4.3.7 Introductions to potential purchasers of the VTOL.

5. Capital Accounts; Allocation of Taxable Income and Distributions

5.1. Accounting and Tax Provisions. The treatment of Capital Accounts, Distributions and allocations for accounting and tax purposes shall be as set forth in the Limited Liability Company Agreement.

5.2. Further Contributions, Interest on Capital, JV Percentages and Withdrawal of Capital Contributions. There shall be no required capital contributions other than as expressly set forth in this Agreement. No Party shall have the right to make voluntary capital contributions to the JV, other than as expressly set forth in this Agreement, without the prior written consent of the other Party. There shall be no interest payable on any capital contributions made to the JV. No Party shall have the right or power to (a) withdraw or reduce such capital contribution except as a result of the dissolution of the JV or as otherwise provided by law, or (b) demand or receive property other than cash in return for its contribution.

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5.3. Loans by Parties. With the approval of a majority of the members of the Management Committee including at least one member from each Party on the Management Committee, each Party may loan funds to the JV or to a Party at such terms and rates as the Management Committee may deem reasonable.

6. Pro Rata Participation Right. So long as the JV is in existence, XTI hereby grants to Xeriant the option and the right to participate in any equity financing in XTI up to Xeriant’s Pro Rata Share (as defined in Section 9.2.2 below). For purposes of this Participation Right, Xeriant’s Pro Rata Share shall be deemed to be the full 10% even if Xeriant had not then contributed the full Intended Contribution if at the time of the applicable XTI equity financing Xeriant had contributed all of the capital it was obligated to contribute pursuant to Section 4.3.2 and the Budget. XTI agrees to take any and all action, or to cause such action to be taken, as is reasonably necessary or appropriate to allow Xeriant to participate in any Equity Financing in accordance with the provisions of this Agreement and to maintain the Xeriant Pro Rata Share. For the avoidance of doubt, this Participation Right is intended to give Xeriant the right to purchase its share of any interim financing(s) but does not apply to a Liquidity Event, as defined in Section 2.2 above, that triggers the issuance of Xeriant’s Pro Rata Share pursuant to Section 9.2.2 below.

7. Default.

7.1 If Xeriant defaults on, or otherwise fails to make, the contributions contemplated in sections 4.3.1 or 4.3.2 of this Agreement, XTI shall issue a written notice of default as provided in section 11.11 of this Agreement. Such notice shall provide not less than fifteen (15) days to cure any default. If Xeriant does not comply with the notice to the satisfaction of XTI, XTI shall have a right to terminate this agreement. Upon such termination, Xeriant shall be entitled to receive its Pro-Rata Share.

7.2 If XTI defaults on, or otherwise fails to comply with, section 4.2 of this Agreement, Xeriant may issue a written notice of default as provided in section 11.11 of this Agreement. Such notice shall provide not less than fifteen (15) days to cure any default. If XTI does not comply with the notice to the satisfaction of Xeriant, Xeriant shall have a right to terminate this agreement. Upon such termination, section 11.16 will be deemed null and void. Upon such termination, Xeriant shall be entitled to receive its Pro-Rata Share.

8. Dispute Resolution.

8.1 Notice of Dispute. The Parties shall attempt to resolve any dispute, claim or controversy arising under, out of or in connection with this Agreement (a “Dispute”) amicably. In no event shall any Party commence any judicial or arbitral proceeding against another Party without first providing to the other Party to the Dispute written notice of the Dispute with sufficient detail, including reference to the contractual provisions at issue, to allow the other Party to evaluate the dispute and negotiate its resolution.

8.2 Executive Escalation. Upon receipt of a notice of Dispute as described in Section 8.1, the Dispute will be referred to the executive management representatives designated by each Party (“Executive Escalation”). Such representatives shall meet in person or by telephone (including videoconference) and in good faith attempt to settle the Dispute.

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8.3 Mediation and Arbitration. Any Dispute that is not resolved through section 8.2 shall be, upon the demand of either Party, subject to a non-binding mediation proceeding before a mediator in accordance with the American Arbitration Association (AAA) Mediators Model Standards of Conduct with such mediator to be agreed upon by the Parties. If a mediator is not agreed upon or if mediation is not successful, the matter shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of Delaware, in accordance with the rules of the AAA then in effect. If the Parties are unable to agree on a single arbitrator, each Party shall select an arbitrator and the two arbitrators selected by the Parties shall select a third arbitrator. If three arbitrators are selected, they shall act by majority vote. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each Party shall bear their own costs and expenses of any such mediation or arbitration proceeding and shall split evenly any common costs; provided, however, that if the dispute concerns the issue of default as defined herein by one party, the non-prevailing Party (as determined by the arbitration) shall pay for all of the prevailing Party’s costs and expenses, including legal fees relating to such mediation or arbitration proceeding.

9. Termination, Dissolution and Winding-Up of the JV.

9.1. Termination and Dissolution. The JV shall be terminated and dissolved upon the occurrence of any of the following events:

9.1.1. The occurrence of a Liquidity Event, an Acceleration event, a or a Completion Event.

9.1.2. The agreement of all of the Parties.

9.2. Liquidity Event Transactions. In the event of a Liquidity Event, Acceleration Event, or Completion Event, the following shall occur:

9.2.1. Assignment of Intellectual Property and other JV Assets. The VTOL License shall terminate; and all of the VTOL Technology and all other assets developed by the JV shall be assigned and transferred back to XTI with the transfer documents to be in form and substance acceptable to XTI and any counterparty involved in the Liquidity Event.

9.2.2. Issuance of XTI Securities. In exchange for Xeriant’s interest in the JV, XTI shall issue to Xeriant shares of XTI’s Common Stock equal to 10% of its fully diluted issued and outstanding common stock immediately prior to the event which gave rise to the Liquidity Event, Acceleration Event or Completion Event, as the case may be; provided, however, that (a) if Xeriant has not made the full Intended Contribution for any reason, including because the Liquidity Event, Acceleration Event or Completion Event occurred before the obligation of Xeriant to make some portion of such contribution(s) arose, the percentage shall be reduced pro rata based upon the amount that the contribution actually made by Xeriant bears to the Intended Contribution, and provided further that (b) if Xeriant had contributed all of the capital it was obligated to contribute, at the time it was obligated to make each such contribution, pursuant to Section 4.3.2 and the Budget, then Xeriant, at its sole discretion, may contribute to the JV any shortfall in the full Intended Contribution, in which case, Xeriant shall be entitled to the full 10%. The resulting interest of Xeriant in XTI is referred to herein as the Pro Rata Share. If the triggering event under this Section 9.2.2 is a Financing Transaction and if such Financing Transaction was not a single closing but a series of closings, then the date on which the Company’s fully diluted common stock shall be calculated is the date just before the first closing of such Financing Transaction.

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10. Assignability of a Party’s Interest. No Party shall, without the prior written consent of a majority of the members of the Management Committee including at least one member from each Party (which consent may be withheld for any reason) sell, transfer, assign, hypothecate or make a gift of all or any portion of such Party’s interest in the JV, except that XTI may assign its interest to a successor in interest to substantially all of its assets. Any attempted sale, assignment, hypothecation or substitution in violation of the provisions of this Section 10 shall be void and of no effect and the remaining Party shall continue, to recognize the purported assignor as the Party for all purposes.

11. Miscellaneous.

11.1. Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Parties of the same or any other obligations of such Party hereunder.

11.2. Further Assurances. Each Party hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and carry on the business contemplated herein.

11.3. Attorneys’ Fees. If the JV or any Party is a party to any action or proceeding to enforce any of the terms of this Agreement or any action or proceeding in any other way pertaining to JV affairs or this Agreement, the prevailing party in such action or proceeding (as determined by the judge or presiding official therein) shall be entitled to receive from the opposing party or parties the prevailing party’s costs and reasonable accountants’, experts’ and attorneys’ fees incurred in prosecuting, defending or appearing in such action or proceeding.

11.4. Remedies Cumulative. Each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

11.5. Amendments. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each entity or person who is then a Party.

11.6. Article and Section Headings. The Section headings hereof in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

11.7. Binding. This Agreement shall inure to and bind all the parties, their estates, heirs, successors in interest, personal representatives and permitted assigns.

11.8. Construction. This Agreement shall be deemed a contract made under and shall be construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, local laws of the State of Delaware applicable to contracts fully executed and to be performed therein.

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11.9. Integrated Agreement. This Agreement, along with the exhibits attached hereto, constitutes the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, warranties, statements, promises, information, arrangements and understandings, either oral or written, express or implied with respect to the subject matter hereof all of which are specifically incorporated into this Agreement.

11.10. Severability. Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason by any duly constituted court, agency or tribunal, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.11. Notices. All notices, approvals, requests or demands (“Notices”) which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall be addressed to the address provided for herein. All Notices shall be given in one of the following ways: (i) by delivery to the address set forth below for such party; or (ii) by mail, registered or certified (return receipt requested), postage prepaid, airmail (if available); (iii) by Federal Express or similar service; or (iv) by transmittal by any electronic means whether now known or hereafter developed, including but not limited to, email, telex, telecopier, or laser transmissions, able to be received by the party intended to receive notice. Each Notice shall, except as herein expressly provided, be conclusively deemed to be effective when received. The addresses of the parties shall be those of which the other party actually receives written Notice and until further notice are:

For XTI:	2209 Green Oaks Lane Greenwood Village, CO 80121 Attention: Robert LaBelle, CEO Email: rlabelle@XTIaircraft.com Tel.: 303-503-5660

For Xeriant:	Innovation Centre 1 3998 FAU Blvd., Suite 309 Boca Raton, FL 33431 Attention: Keith Duffy, CEO Email: kduffy@xeriant.com Tel.: 561-756-1073

11.12.  Force Majeure. Notwithstanding any other provision of this Agreement neither party shall be liable to the other in damages or otherwise because of any failure to perform its obligations hereunder, except for any obligation for the payment of money, caused by fire, earthquake, flood, epidemic (except for the current COVID 19 pandemic), catastrophic accident, explosion, casualty, strike, lock-out, riot, civil disturbance, act of public enemy, embargo, war, act of God, by any municipal, state or federal ordinance or law, by any legally constituted authority, whether municipal, state or federal, or by the issuance of any executive or judicial order.

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11.13. Warranties. Xeriant warrants to XTI that the information concerning the financial commitments of its investors set forth on Exhibit _ is accurate in all material respects. Each Party warrants, represents and covenants to the other as follows:

11.13.1 It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

11.13.2 It has full power, right and authority to execute, deliver and fully perform this Agreement; and the execution, delivery and performance of this Agreement by it has been duly authorized; and this Agreement will be binding upon it in accordance with its terms upon its execution;

11.13.3 It is not a party to any agreement or other arrangement which will adversely interfere with the material performance of its obligations under this Agreement; and

11.13.4 It agrees that, except as expressly provided herein, it will not attempt to bind the JV and/or the other Party or any affiliate of the Parties or the JV to any obligation of any nature without the prior written consent of the other Parties.

11.14. Mutual Indemnification.

11.14.1 Each Party (in this capacity referred to as “Indemnitor”) does hereby and shall at all times indemnify and hold harmless the JV and the other Party and its affiliates, and all officers, directors, managers, agents, attorneys, and employees of the foregoing (in this capacity individually referred to as an “Indemnitee”) from and against any and all costs, claims, charges, recoveries, losses, expenses (including but not limited to attorneys’ fees and disbursements), liabilities, damages, judgments, settlements, injunctions, compromises, penalties, decrees or any other loss of any kind or nature whatsoever (all referred to herein as “Loss”) which may be made, asserted, maintained or secured against, or suffered by, any Indemnitee caused by or arising out of (i) any breach by Indemnitor of any of its representations, warranties, agreements or undertakings herein or in the agreements attached hereto or contemplated herein; or (ii) any acts prohibited by this Agreement.

11.14.2 Indemnitees agree to give Indemnitor notice of any claim, demand or action which is or may be subject to this Section 11.14 (“Claim”) promptly after obtaining knowledge thereof and shall on request make available to Indemnitor all documents relating to the Claim, but failure to give notice shall not affect the right of any Indemnitee to indemnification herein if the Indemnitee can establish that Indemnitor is not prejudiced by such failure. Promptly upon receipt of such notice or upon obtaining knowledge of any Claim, Indemnitor agrees to assume the defense of the Claim on behalf of itself and Indemnitees at the sole cost of Indemnitor. Indemnitees or each of them shall have the right to participate in the defense of any Claim through counsel of their choice at their own expense. If Indemnitor fails to promptly assume the defense of any Claim, Indemnitees or any of them may do so and Indemnitor shall promptly reimburse Indemnitees for all costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred in connection therewith as such are incurred. If Indemnitor shall fail to reimburse Indemnitees after reasonable notice, then, without waiving their rights otherwise to enforce such reimbursement, the JV shall, on behalf of Indemnitees, have the right to deduct the said amount of such payments, costs and expenses, or any part thereof, from any sums accruing to or for the account of Indemnitor under this Agreement and pay the same to the Indemnitee(s).

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11.15. Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding the fact that all the parties are not signatory to the original or the same counterpart.

11.16 Non-Compete. During the term of this Agreement and for a period of two (2) years thereafter, Xeriant hereby covenants and agrees that it will not directly or indirectly compete with XTI in the business of developing commercial regional eVTOL or hybrid-electric VTOL aircraft. XTI acknowledges that Xeriant’s business is focused on acquiring, developing, and commercializing revolutionary, eco-friendly technologies with applications in aerospace, and agrees that nothing herein shall preclude Xeriant from developing technologies, advanced materials and aircraft which do not compete with the business of XTI. Both Parties hereby acknowledge that they are bound by an executed Mutual Confidentiality and Non-Circumvention Agreement as well as the confidentiality provisions of this Agreement, all of which shall survive the termination of this Agreement and the dissolution of the JV.

11.17. Confidentiality.

11.17.1 Proprietary Information. Each Party acknowledges and agrees that certain information which such Party (the “Receiving Party”) may receive from the other Party (the “Disclosing Party”) will be “Proprietary Information” of Disclosing Party. Proprietary Information shall mean: (i) the fact that the Disclosing Party intends to develop or have developed any particular product; (ii) any information concerning or related to its products; (iii) any information concerning the terms and conditions of this Agreement, except that the provisions of this Agreement may be disclosed to prospective sources of financing who have agreed to maintain its confidentiality; (iv) nonpublic information concerning the business or finances of the Disclosing Party or the JV, including, but not limited to, trade secrets of the Disclosing Party; (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the Disclosing Party. Proprietary Information related solely to the JV shall be deemed Proprietary Information of both Parties and subject to the provisions of this Section 11.17.

11.17.2 Protection. Each Party agrees that, both during and after the Term, it and its Representatives (as defined below) will use the Proprietary Information of the Disclosing Party only in connection with the Receiving Party’s rights and obligations under this Agreement, and not to, directly or indirectly, reproduce such Proprietary Information or distribute or disclose such Proprietary Information, and to hold in confidence all Proprietary Information of the other Party and to use reasonable efforts to prevent the unauthorized copying, use and/or disclosure of the Disclosing Party’s Proprietary Information. Notwithstanding the foregoing, either Party may disclose the Proprietary Information of the other Party to its parents, subsidiaries, affiliated companies and their employees, lawyers, accountants, agents and representatives (together, such Party’s “Representatives”) who have a need to know such Proprietary Information in connection with the performance of the obligations and the exercise of the rights under this Agreement, provided that each and every recipient of the Proprietary Information is bound by a confidentiality agreement which protects the Proprietary Information at least as stringently as this Section 11.16.

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11.17.4 No Non-Disclosure Obligation. The Receiving Party’s respective obligation to hold the Disclosing Party’s Proprietary Information in confidence shall not apply to any information that: (i) was known by the Receiving Party prior to disclosure under this Agreement, (ii) is known to the general public or becomes known to the general public without a breach of the non-disclosure obligations of this Agreement, (iii) is obtained from a third party without breach of a non-disclosure obligation; or (iv) is developed by the Receiving Party independent of the Proprietary Information. If the Receiving Party is required to disclose Proprietary Information of the Disclosing Party in connection with any suit, action or other dispute related to this Agreement or is otherwise required to be disclosed by law, the Receiving Party shall so notify the Disclosing Party and cooperate with the Disclosing Party in any reasonable attempt to prevent or limit such disclosure.

11.17.5 Announcements. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. No party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable rules and regulations of the SEC) or stock exchange regulation, and except for communications to employees.

11.17.6 Irreparable Harm. Each Party agrees that the unauthorized use or disclosure of the other Party’s Proprietary Information may cause irreparable injury to the other Party. Accordingly, both Parties agree that the remedy at law for any breach of this Section may be inadequate and, in recognition thereof, agree that the party suffering from the unauthorized use or disclosure shall be entitled to injunctive relief to prevent any such breach or the threat of such a breach

11.18 Survival. The respective indemnities, representations, warranties, termination, rights of contribution, non-compete and confidentiality provisions contained in this Agreement and shall survive termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement is executed by each of the Parties hereto as of the day and year first above written.

XERIANT, INC.		XTI AIRCRAFT COMPANY

By:	/s/ Keith Duffy	By:	/s/ Robert LaBelle
	Keith Duffy		Robert LaBelle

Its:	CEO	Its:	CEO

Date:	May 31, 2021	Date:	May 31, 2021

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EXHIBIT A

Limited Liability Agreement

53

EXHIBIT B

XTI Services Agreement

54

EXHIBIT C

Xeriant Services Agreement

55

EXHIBIT D

Business Plan (Preliminary Design Phase)

and Budget

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EXHIBIT E

Cross Patent License Agreement

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EXHIBIT C

July 14, 2022

Xeriant, Inc.

Innovation Centre 1

Suite 309 3998 FAU Boulevard

Boca Raton, FL 33431

Attn: Mr. Keith Duffy

SENT ELECTRONICALLY

Re: XTI / Xeriant Transaction

Dear Keith:

This letter of intent (together with the Term Sheet, the “Letter of Intent”) confirms our mutual intention to pursue a transaction in which, subject to the terms and conditions set forth in the Term Sheet attached as Annex A hereto (the “Term Sheet”), XTI Aircraft Company (“XTI”) would merge with Xeriant, Inc. (“Xeriant” and, together with XTI, the “Parties”) (such transaction, the “Transaction”).  The terms of the Transaction will be more particularly set forth in a merger agreement (together with any other agreements related thereto, the “Definitive Agreements”) to be mutually agreed upon by the Parties, and the initial drafts of which will be provided by XTI.  Except as specifically set forth below, this Letter of Intent and the Term Sheet are not intended to be binding on the Parties.

We will each need to complete legal, business and other due diligence to our respective satisfaction and our Boards of Directors will need to consider and approve the Transaction, in each case before we execute any Definitive Agreements. We expect that each of our due diligence processes will involve a more in-depth review of technical, legal, tax, accounting and commercial subject areas. We would expect to gain access to an expanded data room of key documents and engage in more detailed discussions with Xeriant management. We expect that XTI’s Board of Directors will consider retaining a financial advisor to provide advisory services and a fairness opinion in connection with its consideration and approval of the Transaction. Accordingly, except as set forth in Section 12 of the Term Sheet, this Letter of Intent and the Term Sheet are not intended to be binding or enforceable and neither Party hereto will have any obligation to consummate a transaction of any kind until such time as the Parties have entered into mutually agreeable Definitive Agreements with respect thereto, and then only subject to the terms and conditions thereof.

Any amendments or extensions to this Letter of Intent must be signed by each of the Parties hereto.  This Letter of Intent shall be governed by the laws of the State of Delaware, without giving effect to any conflict of law principles, and may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

This Letter of Intent is confidential to the Parties and their representatives (including financing sources that reasonably need to know such information, so long as such sources are subject to confidentiality obligations) as contemplated by Section 11.E. of the Term Sheet.

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter of Intent.

Any announcement, circular or other material relating to the existence or the subject matter of this Letter of Intent or the Term Sheet shall first be approved by both Parties as to its content, form and manner of publication or dissemination, prior to any publication or dissemination thereof; provided, however, that if either Party, upon advice of counsel, is required to make any further disclosure regarding this Letter of Intent, the Term Sheet or the subject matter hereof or thereof pursuant to any law, rule, regulation or court order applying to such Party, it may do so after giving the other Party the opportunity to review and comment on such disclosure.

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This Letter of Intent will automatically terminate and be of no further force and effect upon the earliest to occur of (a) execution of a Definitive Agreement by the Parties, (b) mutual agreement of the Parties, and (c) 5:00 PM MT on August 31, 2022. Notwithstanding anything in the previous sentence, Section 11 of the Term Sheet and the NDA shall survive the termination of this Letter of Intent, and the termination of this Letter of Intent shall not affect any rights any Party has with respect to the breach of this Letter of Intent by another Party prior to such termination.

If you are in agreement with the foregoing, please sign in the space provided below and return a signed copy to us. If not previously executed and returned, this Letter of Intent expires at 5:00 PM MT on July 14, 2022.

Best regards,

XTI AIRCRAFT COMPANY

/s/ Michael C. Hinderberger
Name:	Michael C. Hinderberger
Title:	Chief Executive Officer

Accepted and Agreed to as of the date first written above:

XERIANT, INC.

/s/ Keith Duffy
Name:	Keith Duffy
Title:	Chief Executive Officer

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ANNEX A

Term Sheet

Capitalized terms used but not otherwise defined in this Term Sheet shall have the meaning set forth in the Letter of Intent to which this Term Sheet is attached.

1.	Parties:	• Xeriant, Inc., d/b/a Xeriant Aerospace [OTCQB: XERI], a Nevada corporation (“Xeriant”); and • XTI Aircraft Company, a Delaware corporation (“XTI” and, together with Xeriant, the “Parties”).
2.	Anticipated Transaction Structure:

The Transaction will be structured as a reverse triangular merger, whereby a newly formed, wholly owned subsidiary of Xeriant (“Merger Sub”) will merge with and into XTI, resulting in XTI becoming a wholly owned subsidiary of Xeriant. At the closing of the Transaction (the “Closing”):

With respect to Xeriant,

(i) each share of outstanding common stock of Xeriant (“Xeriant Common Stock”) will remain outstanding;

[(ii) each share of outstanding preferred stock will be converted into the right to receive a number of shares of Xeriant Common Stock, pursuant to the terms of the agreement under which such shares of preferred stock were issued; ]and

(iii) all warrants and options to purchase shares of capital stock of Xeriant issued and outstanding immediately prior to the Closing, whether vested or unvested, will remain outstanding.

With respect to XTI,

(i) each share of outstanding capital stock of XTI will be canceled and converted into the right to receive a number of shares of Xeriant Common Stock (the “Shares”) equal to an exchange ratio to be determined by the Parties (the “Exchange Ratio”);

(ii) unless otherwise accelerated or forfeited in accordance with their terms, all options to purchase shares of capital stock of XTI issued and outstanding immediately prior to the Closing, whether vested or unvested, will be assumed and become an option to purchase such number of shares of Xeriant Common Stock based on the Exchange Ratio (and preserving, to the extent possible, the status of options under the Internal Revenue Code as incentive stock options). All other terms of each XTI option will remain unchanged following such assumption, including the vesting and acceleration provisions, if any;

(iii) any outstanding warrants, convertible notes or other securities convertible or exercisable for shares of XTI common stock will be converted into shares of XTI common stock prior to the Closing and exchanged for Shares based on the Exchange Ratio; and

(iv) Xeriant’s investment in the Eco-Aero joint venture (the “JV”) will be converted into XTI shares, and, upon Closing, the JV shall be terminated and the rights and obligations of the parties thereto shall cease and neither party shall have any liability to the other party thereunder. [1]

It is the intent of the Parties that following the Closing, the holders of the outstanding capital stock of XTI immediately prior to the Closing will own a to-be determined percentage of the outstanding capital stock of Xeriant (determined on a fully diluted basis and inclusive of the Shares) and the holders of the outstanding capital stock of Xeriant immediately prior to the Closing will own the remaining outstanding capital stock of Xeriant (determined on a fully diluted basis and inclusive of the Shares). It is expected that the Transaction will be structured in a manner constituting a tax-free reorganization for U.S. Federal income tax purposes. In addition, the Parties will also consider other potential transaction structures to optimize future growth opportunities for the combined company.

 _______________________________

1 It is expected that Xeriant’s ownership interest in XTI will be reflected in the relative valuation/exchange ratio.

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3.	Proposed Valuation:

The Parties will agree upon interim valuation/exchange ratio which shall be reflected in the Definitive Agreement and could be affected by a number of potential objective and subje tive variables, all of any of which would materially affect value. As examples, prior to the date of the Definitive Agreements (a) Xeriant might acquire or enter into an agreement to acquire MD Helicopters and enter into financing agreements in connection therewith, (b) Xeriant might secure firm orders for the sale of products related to its joint venture with Movychem s.r.o, (c) Xeriant might secure additional debt or equity financing unrelated to MD Helicopters, (d) XTI might secure additional debt or equity financing, € XTI might secure additional reservations or orders for the TriFan 600 aircraft, and/or (f) XTI might enter into a strategic relationship with one or more customers or suppliers.

The Shares to be issued in the Transaction will be registered with the Securities and Exchange Commission (the “SEC”) pursuant to a Form S-4 Registration Statement to be filed with the SEC by Xeriant.

4.	New Equity Incentive Plan:

Xeriant will use commercially reasonable efforts to seek shareholder approval for the establishment of a new equity incentive plan with shares of Xeriant Common Stock representing approximately 10% of the fully diluted shares available for issuance at closing.

5.	Public Offering:

Xeriant will use commercially reasonable efforts to, prior to or concurrently with Closing, complete a public offering of its capital stock with net proceeds of not less than $10 million (the “Public Offering”).

6.	Conditions to Closing:

In addition to the other terms and conditions set forth in this Term Sheet, any obligation of XTI or Xeriant to close the Transaction is conditional upon:

A. The receipt of all (i) approvals of the stockholders of Xeriant and XTI, as applicable, required under any law, rule or regulation applicable to either Party or the Transaction (including but not limited to stockholder approval of any required amendments to Xeriant’s Certificate of Incorporation, the Reverse Stock Split (as defined below), Xeriant’s new equity incentive plan and any stockholder approval required applicable to Xeriant or required in connection with Xeriant’s NASDAQ listing), (ii) applicable third-party consents and (iii) applicable regulatory clearances, including from the applicable stock exchanges, the SEC and under applicable merger regulations, which, in each case, may be necessary to effect the Transaction or the consideration to be provided therein; provided, however, that, depending on the transaction structure selected by the Parties, the timing of the foregoing approvals, consents and clearances may be required to occur at alternative times to be described in the Definitive Agreements;

B. The completion of the Public Offering;

C. The completion of reverse stock split of the Xeriant Common Stock at a ratio in a range and with a total reduced number of shares issued and outstanding: (i) sufficient to ensure that NASDAQ initial minimum bid price requirements will be satisfied, and (ii) otherwise as mutually acceptable to the Parties (the “Reverse Stock Split”), if necessary;

D. The approval for listing of the Xeriant Common Stock, including the Shares, on the NASDAQ Stock Market; and

E. Other customary conditions such as the absence of any injunction prohibiting the Transaction, the truth of all representations and warranties, compliance with covenants and absence of any material adverse event.

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7.	Representations, Warranties, and Other Provisions:

In the Definitive Agreements, XTI and Xeriant will each make customary representations and warranties (which will not survive the Closing). The Definitive Agreements will also contain customary covenants, closing conditions and other provisions, including customary mutual fiduciary outs with a break-up fee and customary conduct of business and interim operating covenants of each Party between the signing and the closing of the transactions contemplated by the Definitive Agreement to ensure that the Parties are balance sheet neutral during such period.

8.	Corporate Governance and Board Composition:

The Board of Directors of the combined company following Closing shall consist of no less than five (5) directors. If Xeriant’s shareholders will hold a majority of the combined company shares, Keith Duffy shall serve as Chairman of the Board and David Brody shall serve as Vice Chairman of the Board. If XTI’s shareholders will hold a majority of the combined company shares, David Brody shall serve as the Chairman of the Board and Keith Duffy shall serve as the Vice Chairman of the Board. In the Definitive Agreement, the Parties shall nominate three other board members who will qualify to be independent directors under NASDAQ rules.

Prior to Closing, the Parties will work together to: (i) delineate appropriate roles for the senior management teams of Xeriant and XTI; and (ii) determine whether it is in Xeriant’s best interest to change its name after the Closing, and if so, they will determine the new name and the effective date of such name change.

9.	Due Diligence:

We anticipate that each Party will need to conduct substantial due diligence in advance of executing any definitive agreements with respect to the Transaction.

As such, from the date of signing the LOI, each Party will have the right to conduct such due diligence with respect to the other Party as it shall desire, including, without limitation, technical, legal, tax, accounting, financial, commercial and other due diligence, as well as reviews of all books, records, financial statements, models, forecasts, budgets, contracts, agreements, filings, permits, approvals and all other documentation pertaining to such Party and its business. Each Party will cooperate with the other Party and its agents and representatives in connection with such due diligence, including by (i) providing copies of all such documentation reasonably requested promptly following such request by the other Party or their agents or other representatives, (ii) making available its facilities, records, key employees and key members of such Party’s senior management, and (iii) providing access to the other Party’s electronic data room.

Any confidential information of either Party will be covered by the Confidentiality terms.

10.	Anticipated Transaction Timeline:

The Parties will work in good faith to complete due diligence and negotiate and execute the Definitive Agreement no later than August 15,  2022. The Definitive Agreement and all other such agreements must be satisfactory to the Parties to such agreements in their sole discretion.  The timetable for the Closing of the transaction will depend on the NASDAQ listing process, and upon the SEC registration and proxy process.

11.	Binding Provisions A-D (Exclusivity; Fees and Expenses; Public Announcements, etc.):

A. Exclusivity: In consideration of the expenses that each Party has incurred and will incur in connection with the proposed Transaction, each Party agrees that until the earliest to occur of (a) the termination of this Letter of Intent in accordance with its provisions, (b) the execution of the Definitive Agreements or (c) thirty (30) days from the execution of this Letter of Intent (such period, as may be extended by the mutual agreement of the Parties, the “Exclusivity Period”), neither Party nor, in each case, any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (collectively, in each case, “Constituents”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than the other Party hereto and its affiliates (an “Acquisition Proposal”) to acquire all or in excess of fifty percent (50%) of its business and properties, capital stock or capital stock equivalents, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction. Each Party agrees to immediately notify the other Party hereto if it or any of its Constituents receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, which such notice shall include (i) in reasonable detail, the terms of any such indication, request or offer and (ii) copies of all written communications relating to any such indication, request or offer, subject to pre-existing confidentiality obligations with such party. Immediately upon execution of the Letter of Intent, each Party shall, and shall cause its Constituents to, terminate any and all existing discussions or negotiations with any person or group of persons other than the other Party hereto and its affiliates regarding an Acquisition Proposal. Each Party represents that neither it nor any of its affiliates is party to or bound by any agreement with respect to an Acquisition Proposal other than under the Letter of Intent.

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Notwithstanding the foregoing, the Parties may continue discussions with third parties with respect to equity or equity-linked investments, and doing so shall not constitute a breach of the provisions of this Letter of Intent.

B. Fees and Expenses: The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction; provided, however, the Parties shall discuss certain transaction fees that should be assumed by the combined entity.

C. Financial Support and Cooperation: The Definitive Agreements shall provide that until Closing each Party use commercially reasonable efforts and work jointly and in good faith to facilitate the Transaction. During the period from signing the LOI to Closing, each Party will support the other Party’s efforts related to the Transaction and the intended merger, including without limitation Xeriant’s efforts to acquire MD Helicopters. XTI’s presentations to potential strategic partners, and each Party’s efforts to raise interim financing, as well as all similar activities. The Parties shall maintain frequent communication among their representatives and advise the other Party of material developments that occur between the date of the LOI and the Closing.

D. Public Announcements: Any announcement, circular or other material relating to the existence or the subject matter of the Letter of Intent or this Term Sheet, or the public mention by one Party of the name of the other, shall first be approved by both Parties as to its content, form and manner of publication or dissemination, prior to any publication or dissemination thereof; provided, however, that if either Party, upon advice of counsel, is required to make any further disclosure regarding the Letter of Intent, this Term Sheet or the subject matter hereof or thereof pursuant to any law, rule, regulation or court order applying to such Party, it may do so after giving the other Party the opportunity to review and comment on such disclosure.

E. Confidentiality: The provisions of Section 11.17 of the June 1, 2021 JV Agreement (the “Confidentiality Terms”) are hereby incorporated herein by reference in their entirety with the same force and effect as though fully set forth herein. The Confidentiality Terms apply to all communications under this Letter of Intent. The existence of and all matters relating to this Letter of Intent and all negotiations and communications released or made thereto are deemed “Confidential Information.” Notwithstanding the foregoing, the Parties may disclose the terms and conditions of this Letter of Intent in connection with their respective equity financing discussions, subject to a customary non-disclosure agreement on terms substantially similar to the language of the Confidentiality Terms and that designates the other Party as the intended third party. This Section shall survive the termination of this Letter of Intent regardless of reason of termination.

12.	Conduct of Business:

Subject to the other provisions of this Term Sheet, from the date hereof through the earlier of execution of a Definitive Agreement or termination of the negotiations of a Transaction (as referenced in writing), each Party will (i) conduct its business in the ordinary course in a manner substantially consistent with past custom and practice; (ii) pay all accounts payable and collect all accounts receivable in the ordinary course of business and consistent with past and customary practice; (iii) not sell, transfer or otherwise dispose of any of the material tangible or intangible assets of such Party (other than in the ordinary course of business); (iv) maintain its properties and other assets in good working condition (normal wear and tear excepted) and (v) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past custom and practice. Each Party acknowledges that any material changes in such Party following execution of this Term Sheet may affect valuation and ability to proceed with a Transaction.

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 EXHIBIT D

Xeriant, Inc.

Innovation Centre #1

3998 FAU Boulevard

Boca Raton, FL 33431

CONFIDENTIAL

Mr. Robert LaBelle, CEO

XTI Aircraft Company

7625 S. Peoria St. Suite 216A Englewood, CO 80112

May 17, 2022

Re: NASDAQ OPPORTUNITY

Dear Robert:

Confirming our discussions, we have identified a company whose securities are traded on the NASDAQ Market (“Pubco”) which may be interested in acquiring XTI Aircraft Company (the “Opportunity”). This Letter Agreement represents the binding agreement pursuant to which Xeriant, Inc. will present the Opportunity to Pubco. In this connection, XTI and Xeriant agree as follows:

1.

Promptly upon execution of this Letter Agreement, we will disclose the name of Pubco to XTI. Subject to XTI’s approval, Xeriant, and in coordination with Maxim Group, LLC, will approach Pubco to present the Opportunity. If Pubco expresses interest in pursuing talks with XTI, Xeriant will then introduce Pubco and XTI to each other.

2.

Concurrently with any combination of Pubco and XTI (the “Combination”), the Joint Venture between XTI and Xeriant (the “Joint Venture”) shall be terminated and dissolved and pursuant to Section 9.2.2 of the Joint Venture Agreement, XTI shall issue to Xeriant shares of XTI Common Stock representing 6% of XTI’s outstanding capital stock on a fully diluted basis which shares shall then be exchanged in the Combination for the consideration applicable to the XTI’s stockholders in the Combination. Additionally, as condition of the Combination, all financial obligations of Xeriant pursuant to that certain Senior Secured Promissory Note in the principal amount of $6,050,000 issued to Auctus Fund, LLC shall be assumed by XTI or Pubco with Xeriant being released from all obligations thereunder and the Warrant to purchase 50,968,828 shares of Xeriant Common Stock issued to Auctus Fund LLC shall be extinguished and cancelled without any cost to Xeriant.

3.	XTI shall not consummate any Combination with Pubco without causing all of the transactions set forth in Paragraph 2 to occur.

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4.

Nothing herein shall require XTI to consummate the Combination provided however that if XTI within one year from the date hereof enters into any transaction with Pubco or any affiliate of Pubco, the provisions of Paragraph 2 shall apply.

If the foregoing accurately reflects your understanding, please acknowledge by signing below and sending a PDF copy to me to my email address.

Sincerely,

/s/ Keith Duffy

Keith Duffy

CEO

Acknowledged and agreed to by:

XTI Aircraft Company

By:      /s/ Robert LaBelle

 Robert LaBelle, CEO

Date: May 17, 2022

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EXHIBIT E

IGBOKWE, PLLC
28 LIBERTY STREET, 6TH FLOOR NEW YORK, NEW YORK 10005 P HONE (347) 467 - 4674 F A C S IM IL E (347) 467 - 6367

June 5, 2023

VIA ELECTRONIC MAIL (CONFIDENTIAL)

XTI AIRCRAFT COMPANY

Attn: David Brody, Board Chairman 13000 E. Control Tower Rd., Suite 217 Englewood, CO 80112

RE:	XERIANT INC. v. XTI AIRCRAFT COMPANY FINAL DEMAND LETTER

Dear Mr. Brody:

We are writing to inform you that Xeriant, Inc. (“Xeriant”) has retained our firm to represent them regarding the breach of certain agreements entered into between Xeriant, Inc. and XTI Aircraft Company (“XTI”).

On May 17, 2022, Xeriant and XTI entered into an agreement (“Agreement”) to introduce XTI to a public company for the purpose of facilitating a transaction or business combination between the public company and XTI. Shortly after the execution of the Agreement, Xeriant introduced XTI to the public company Inpixon (NASDAQ: INPX) through Maxim Group, LLC. Per the Agreement, in the event XTI and Inpixon enter into a business combination transaction, or any transaction within a year, either of such events would trigger the issuance of 6% XTI stock to Xeriant on a pre-acquisition basis, and would require XTI to assume Xeriant’s Senior Secured Promissory Note with Auctus Fund LLC and the related 50,968,828 Common Stock Purchase Warrants (together, the “Auctus Loan”).1

Unfortunately, it has come to the attention of Xeriant that XTI has decided not to comply with their obligations under the Agreement. On May 25, 2023, you emailed Xeriant’s CEO stating that XTI is completing the business combination with Inpixon yet denying that Xeriant is owed any compensation because the Agreement had allegedly expired. Our position is that the Agreement remains in full force and effect. It is clear that XTI has acted in bad faith to cut Xeriant out of the Inpixon transaction covered by the Agreement. In addition, we understand that XTI entered into one or more financial transactions with Inpixon, which would also trigger Xeriant’s right to compensation, and the reallocation of the Auctus Loan. Any deliberate attempt by XTI to have “run out the clock” and complete the transaction after XTI believes that the Agreement allegedly expired, puts XTI in breach of their duty of good faith and fair dealing towards Xeriant.

If XTI continues its actions in breach of the Agreement and its duties to Xeriant, be informed that Xeriant shall pursue all legal remedies available at law and equity including seeking injunctive relief against all necessary parties to ensure that Xeriant’s rights under the Agreement are protected to the fullest extent of the law.

Notwithstanding, we write this letter in good faith in an attempt to resolve this matter amicably. If you are interested in a pre-litigation resolution, feel free to contact the undersigned by or before June 12, 2023.

__________________________

1 It should be noted that a substantial part of the Auctus Loan was incurred to fund Xeriant/XTI transactions under our joint venture agreement which was relinquished as a result of the Agreement in dispute today.

Very sincerely yours,
/s/ Onyowoma Igbokwe
O. Williams Igbokwe, Esq.

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EXHIBIT F

EXHIBIT 10.1

SENIOR SECURED PROMISSORY NOTE

Original Principal Amount: $538,407	Issue Date: July 24, 2023 Englewood, CO

FOR VALUE RECEIVED, XTI Aircraft Company, a Delaware corporation (“Borrower”), promises to pay to the order of Inpixon, a Nevada corporation (collectively, with any and all of its successors and assigns and/or any other holder hereof, “Lender”), in immediately available funds in lawful money of the United States of America, without counterclaim or offset and free and clear of, and without any deduction or withholding for, any taxes or other payments, by wire transfer in accordance with the instructions provided by Lender, the principal sum of $538,407 (the “Original Principal Amount”) plus any additional cash amounts loaned by Lender to Borrower following the issue date first written above (the “Issue Date”) as “Future Loans” (collectively, the “Additional Principal Amount”) pursuant to Section 7.21 of that certain Agreement and Plan of Merger, dated as of July 24, 2023, among Borrower, Lender and Superfly Merger Sub Inc. (the “Merger Agreement”), up to an aggregate principal amount of $2,313,407 under this Senior Secured Promissory Note (this “Note”) including the Original Principal Amount (the “Maximum Principal Amount”) (or the unpaid balance of all principal loaned under this Note, if such amount is less than the Maximum Principal Amount (the aggregate unpaid principal balance of this Note is referred to herein, from time to time, as the “Principal Debt”)), together with interest on the Principal Debt, from day to day outstanding as hereinafter provided (collectively with any and all other indebtedness to Lender under this Note (the “Indebtedness”), as evidenced, governed, or secured by or arising under this Note or the Security Agreement (as defined below) (collectively, the “Loan Documents”)). The loans evidenced by this Note are referred to herein collectively as the “Loan”.

The Original Principal Amount represents the principal amounts loaned by Lender to Borrower pursuant to the Promissory Notes made by Borrower in favor of Lender, dated March 10, 2023, in the amount of $300,000, June 9, 2023, in the amount of $150,000, and July 13, 2023 in the amount of $75,000, and all interest accrued thereunder through the date immediately preceding the Issue date, which Promissory Notes are hereby cancelled and of no further force or effect.

Lender shall set forth on Schedule 1 hereto the Additional Principal Amount and date of each Future Loan made to Borrower pursuant to the Merger Agreement and the Security Agreement and deliver a modified Schedule 1 to Borrower setting forth each such Future Loan promptly following the making of each such Future Loan, upon which such modified Schedule 1 shall be deemed incorporated in this Note as though fully set forth herein and shall serve as conclusive and binding evidence of the making of each such Future Loan.

1.

Payment Schedule and Maturity Date. The Principal Debt, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (collectively, the “Obligations”), shall be due and payable upon the earlier of (a) December 31, 2023, (b) when declared due and payable by Lender upon the occurrence of an Event of Default, or (c) within three Business Days (as defined in the Merger Agreement) following termination of the Merger Agreement by Borrower pursuant to Section 9.1(c)(ii) thereof (Company Superior Proposal) or by Lender pursuant to Section 9.1(d)(i)(A) thereof (Company Board Change of Recommendation) or Section 9.1(d)(i)(B) thereof (Company Breach of Company Stockholder Consent Meeting or Non-Solicit Covenants) (the foregoing (a), (b) or (c), as applicable, the “Maturity Date”). Notwithstanding the foregoing, this Note shall be forgiven, cancelled and of no further force or effect if the Merger Agreement is terminated by Lender pursuant to Section 9.1(d)(ii) thereof (Parent Superior Proposal), subject to Lender’s rights and remedies under the Loan Documents and the Merger Agreement, all of which are hereby reserved and unaffected hereby. If the Merger Agreement is terminated by the Company pursuant to Section 9.1(c)(i)(A) (Parent Board Change of Recommendation) or Section 9.1(c)(i)(B) (Parent Breach of Parent Stockholder Meeting or Non-Solicit Covenants), then the Maturity Date shall be extended to, and such capitalized term as used herein shall mean, December 31, 2024.

2.	Representations and Warranties of Borrower. To induce Lender to make the Loan and other financial accommodations hereunder, Borrower represents and warrants to Lender that:

2.1

Corporate Status and Qualification. Borrower: (a) is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged; and (b) is duly qualified and is authorized to do business and in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on (i) the assets, liabilities (actual or contingent), business, operations, financial condition or results of operations of Borrower, (ii) the ability of Borrower to perform its obligations under this Note or any other Loan Document to which it is a party, or (iii) the legality, binding effect, validity or enforceability of this Note or any other Loan Document (a “Borrower Material Adverse Effect”). Borrower holds all necessary licenses and permits for the operation of its businesses, except such licenses or permits which Borrower’s failure to hold would not have a Borrower Material Adverse Effect.

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2.2

Corporate Authority and Enforceability. Borrower has all requisite power and authority to own its property and to carry on its business as now conducted and has the corporate or other organizational power to execute, deliver, and carry out the terms and provisions of this Note and all other Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of each Loan Document to which it is a party. Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.3

No Violation. Unless otherwise provided herein under Section 22, neither the execution, delivery or performance by Borrower of the Loan Documents to which it is a party nor compliance with the terms and provisions hereof or thereof nor the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any of the terms, material covenants, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the material property or assets of Borrower (other than liens created by or otherwise permitted under the Loan Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which it is party or by which it or any of its property or assets is bound or (b) violate any provision of its certificate of incorporation or bylaws.

2.4

Compliance with Laws. Borrower is in compliance with all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental and nongovernmental bodies, except where the failure to be in compliance would not have a Borrower Material Adverse Effect.

2.5

No Litigation. There are no judgments against Borrower as of the date of this Note and no litigation or administrative, regulatory or self-regulatory proceeding, investigation or inquiry before any governmental or self-regulatory authority is presently pending, or to the knowledge of Borrower, threatened in writing, against it or any of its property.

2.6

Tax Compliance. Borrower has filed, or caused to be filed, all federal and all material state or local income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown to be due and payable on its return(s) or on any assessment made against it, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”).

2.7

Good Title and Absence of Liens. As of the date of this Note, Borrower has good and marketable title to or leasehold interest in all of its properties and assets, real, personal and mixed, that are necessary for the operation of its business as currently conducted, free and clear of all liens or other encumbrances except liens in favor Lender, or liens otherwise permitted under the Loan Documents.

2.8

Reaffirmation. Each and every request for a loan or other financial accommodation hereunder shall be deemed as an affirmation by Borrower that no Event of Default (as defined below) exists hereunder and that the representations and warranties contained in this Note are true and accurate in all material respects (or in all respects to the extent already qualified by materiality) as of the date of the issuance of this Note as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date to the extent not true and correct in all material respects (or in all respects to the extent already qualified by materiality) as of such earlier date) as of the date of each such request.

2.9

Solvency. The fair value of the business and assets of Borrower (including, without limitation, contingent, unmatured, and unliquidated claims arising out of all rights of indemnity, contribution, reimbursement, or any similar right, or any claim of subrogation arising in respect of any guaranty, as such claims may arise or mature, that Borrower may have against it) will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured, and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Note and the use of proceeds therefrom. Borrower, after giving effect to the transactions contemplated by this Note and the use of proceeds therefrom, will not be engaged in any business or transaction, or about to engage in any business or transaction, for which it has an unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, as adopted in the State of New York and Section 548 of the Bankruptcy Code (defined below)), and Borrower has no intent to:

(i) hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or (ii) incur debts that would be beyond its ability to pay as they mature.

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2.10

Defaults. Borrower is not in default under any material agreement to which it is a party or by which it or any of its material property is bound, or under any instrument evidencing any material indebtedness, and neither the execution of nor performance under the Loan Documents will create a default or any lien under any such agreement or instrument other than a lien in favor of Lender in accordance with the Security Agreement.

3	Affirmative Covenants of Borrower.

3.1

Notices. Borrower shall, promptly (and in any event within five (5) business days) upon obtaining knowledge thereof, furnish to Lender written notice of the following, including in such notice details of the occurrence and stating what action Borrower has taken or proposes to take with respect thereto:

(a) the occurrence of an Event of Default; or

(b) all existing and all threatened litigation, claims, investigations, inquiries, administrative proceedings or similar actions affecting Borrower that would reasonably be expected to result in a Borrower Material Adverse Effect.

3.2

Financial Records. Borrower shall maintain its books and records with full, true and correct entries, in accordance with GAAP, applied on a consistent basis, and shall permit Lender and its certified public accounting firm and other accounting advisers to examine and audit its books and records at all reasonable times during business hours and upon reasonable prior notice.

3.3

Existence/Nature of Business. Borrower shall continue to engage in business of the same general type, or substantially similar type, or related business thereto as now conducted by Borrower and shall at all times preserve and keep in full force and effect its legal existence and take all reasonable action to preserve all rights, franchises, licenses, permits, privileges, patents, copyrights, trademarks and trade names necessary to the conduct of its business, except to the extent failure to do so would not have a Borrower Material Adverse Effect.

3.4

Payment of Expenses. Borrower shall pay any and all expenses, including reasonable attorney’s fees and disbursements, filing and recording fees, and all other charges and expenses incurred or to be incurred by Lender in connection with the preparation and execution and recording of this Note and all other Loan Documents, and the loans and advances made under this Note, and all amendments and modifications hereto, and in connection with monitoring and protecting the collateral securing this Note pursuant to the Security Agreement, and in defending or prosecuting any actions or proceedings arising out of the Loan Documents, including but not limited to any proceedings under the Bankruptcy Code relating to Borrower.

3.5

Payment of Taxes. Borrower shall pay all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become delinquent or in default, except those taxes which are being contested in good faith by appropriate proceedings and diligently conducted.

3.6

Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties material to the conduct of its business and, from time to time, make or cause to be made all appropriate repairs, renewals and replacements thereof.

3.7

Material Contracts. Borrower shall (a) perform and observe all the terms and provisions of each agreement or contract to be performed or observed by it, (b) maintain each such agreement or contract in full force and effect except to the extent such agreement or contract is no longer used or useful in the conduct of the business of Borrower in the ordinary course of business, consistent with past practices, and (c) enforce each such agreement or contract in accordance with its terms, if such failure to perform, observe, maintain or enforce such agreement or contract, would reasonably be expected to result in a Borrower Material Adverse Effect.

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3.8

Compliance with Laws. Borrower shall comply in all material respects with any and all material laws, legislation, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions, and requirements of governmental authorities applicable to Borrower, its properties or its assets. Borrower covenants that it shall continue to obtain and hold all necessary licenses and permits for the operations of its business.

3.9

Additional Loan Disbursements. Borrower acknowledges and agrees that Lender shall have the authority to make adjustments toSchedule 1 to reflect additional loans made by Lender to Borrower following the Issue Date, which shall be deemed “Future Loans” as defined in the Security Agreement.

4	Negative Covenants of Borrower. During the period when the Obligations are outstanding, Borrower shall not engage in any of the activities set forth below without prior written consent of Lender.

4.1	Loans and Investments. Borrower shall not make any loans or advances to, or investment in, any person or entity, except as set forth below:

4.1.1	investments in cash and cash equivalents;

4.1.2	guarantees, in the ordinary course of business, of obligations owed to landlords, suppliers, customers and licensees of Borrower or its wholly-owned subsidiaries;

4.1.3	investments in the nature of pledges or deposits with respect to leases or utilities provided to third party, non-affiliates of Borrower;

4.2	Liens. Borrower will not allow or suffer any lien or other encumbrance to exist on any of its assets, except as set forth below:

4.2.1	liens in favor of Lender pursuant to the Security Agreement;

4.2.2	liens existing on the Issue Date and disclosed by Borrower to Lender in writing prior to the Issue Date;

4.2.3

liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

4.2.4

liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, construction contractors and other similar liens imposed by law, (ii) in connection with worker’s compensation, unemployment compensation and other types of social security laws and regulations or to secure the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) in connection with surety bonds, bids, performance bonds and similar obligations or (iv) securing liability for reimbursement indemnification obligations of (including obligations in respect of letters of credit of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower;

4.2.5

rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions or upon securities in favor of securities intermediaries, solely to the extent incurred in connection with the maintenance of deposit accounts or securities accounts;

4.2.6

(i) easements, zoning restrictions, encroachments, rights of way, restrictions, minor defects or irregularities in title and other similar liens on real property not interfering in any material respect with the business of Borrower, and (ii) liens of landlords and mortgagees of landlords (A) arising by statute or under any lease or related contractual obligation, (B) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, and (C) for amounts not yet due;

4.2.7	attachments, appeal bonds, judgments and other similar liens, arising in connection with court proceedings not constituting an Event of Default under Section 8.7; and

4.2.8	non-exclusive licensing of intellectual property in the ordinary course of business.

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4.3	Limitation on Indebtedness. Borrower will not, without the prior written consent of Lender, create, incur, assume, or suffer to exist any other indebtedness, except as set forth below:

4.3.1	the Obligations;

4.3.2

debt existing on the Issue Date and disclosed by Borrower to Lender in writing prior to the Issue Date and refinancings, renewals and extensions thereof, so long as such refinancings, renewals, or extensions do not result in an increase in the principal amount of the debt so refinanced, renewed, or extended, other than by the amount of accrued interest and premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

4.3.3

debt incurred in connection with the acquisition, construction or improvement of fixed or capital assets (including pursuant to a capitalized lease) in an aggregate amount not exceeding $100,000 during any fiscal year, and any renewals or refinancing of such debt on substantially the same as or better terms as in effect on the date of incurrence of such debt;

4.3.4	cash management obligations and other unsecured debt incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other like services; and

4.3.5	to the extent constituting debt obligations, debt incurred in connection with the financing of insurance premiums.

4.4

Certificate of Incorporation and Bylaws. Borrower will not amend or otherwise modify its certificate of incorporation or bylaws, except for such amendments or other modifications required by law or which are not materially adverse to the interests of Lender.

4.5

Transactions Among Affiliates. Borrower will not become a party to any transaction with an affiliate of Borrower (other than its wholly-owned subsidiaries) unless the terms and conditions relating to such transaction are as favorable to Borrower as would be obtainable at the time in a comparable arm’s-length transaction with a person or entity other than an affiliate of Borrower or pay or incur any obligation to pay any management, service, consulting, or similar fees to any affiliate of Borrower.

4.6	Prepayments of Indebtedness. Borrower will not prepay or obligate itself to prepay in whole or in part, any indebtedness (other than the Obligations).

4.7

Dividends; Redemptions. Borrower will not pay or declare any cash or property dividends, nor otherwise make a distribution of capital or income, nor redeem, retire or repurchase any equity interests of Borrower.

4.8	Maintain Corporate Existence and Nature of Business.

(a) Borrower will not allow its corporate existence to be other than in good standing and will not, without the prior written consent of Lender, dissolve or liquidate, or merge or consolidate with, or acquire or affiliate with any other business entity unless Borrower is the surviving entity;

(b) Borrower will not change its name without furnishing to Lender at least 10 business days prior written notice thereof; and

(c) Borrower will not change the nature of its business from (i) business of the same general type or substantially similar type as conducted by Borrower on the Issue or Date or (ii) any related business.

5	Interest.

5.1

Interest Rate. The Principal Debt from day-to-day outstanding that is not past due shall bear interest at a rate per annum equal to ten percent (10)% percent (the “Interest Rate”), compounded annually and computed on the basis of a 365-day year beginning on the date such amount is advanced by Lender to Borrower.

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5.2

Computations and Determinations. All interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Lender shall determine each interest amount applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

5.3

Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due, such amount shall thereafter bear interest at the Past Due Rate (as hereinafter defined), in lieu of the Interest Rate, to the fullest extent permitted by applicable law. In addition, following any Event of Default, all the Indebtedness shall bear interest at the Past Due Rate, in lieu of the Interest Rate. In either case, accrued and unpaid interest or past due amounts (including interest on past due interest) shall be due and payable on demand, at a rate per annum equal to eighteen percent (18%) compounded annually and computed on the basis of a 365-day year, in lieu of the Interest Rate, provided that in no event shall the rate of interest hereunder exceed the maximum rate permitted by applicable law (the “Past Due Rate”).

6	Prepayment.

6.1	Borrower may prepay the Principal Debt, in full at any time or in part from time to time, without penalty or premium, provided that:

6.1.1

Lender shall have actually received from Borrower prior written notice (the “Prepayment Notice”) setting forth (A) Borrower’s intent to prepay, (B) the amount of principal that will be prepaid (the “Prepaid Principal”), and (C) the date on which the prepayment will be made, such Prepayment Notice to be received by Lender, in each case, on or prior to the date that is 5 days prior to the date of such proposed prepayment, provided that Borrower shall have the right to revoke any Prepayment Notice prior to payment of the Prepaid Principal;

6.1.2

each prepayment shall be in the amount of one hundred percent (100%) of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment (or the end of the month in which the prepayment is made), plus any other sums that have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid.

6.2	If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate. No Prepaid Principal may be reborrowed.

7

Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any of the Indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair, or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. Eastern Time shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note or any other Loan Document falls due on a day that is not a business day, such payment may be made on the next succeeding business day. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or a bank holiday in the City of New York, New York.

8	Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

8.1

Borrower fails to pay: (i) when and as required to be paid under this Note, including, without limitation, the Principal Debt or interest accrued thereon or (ii) within ten (10) calendar days after the same becomes due, any other amount payable hereunder.

8.2

Borrower fails to perform or observe any material term, covenant or agreement contained in this Note other than the payment of money which is the subject of Section 8.1 above and such failure continues for 10 calendar days.

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8.3	An Event of Default (as defined in the Security Agreement) occurs.

8.4

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, or in the Security Agreement or any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or any representation, warranty, certification or statement of fact contained herein is or becomes false or materially misleading at any time.

8.5

Borrower institutes or consents to the institution of any Insolvency Proceeding or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for 60 calendar days; or any Insolvency Proceeding relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such Insolvency Proceeding.

8.6

Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within 60 calendar days after its issue or levy.

8.7	There is entered against Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000.

8.8

This Note or the Security Agreement or any material provision hereof or thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations of Borrower, ceases to be in full force and effect; or Borrower contests in any manner the validity or enforceability of this Note or the Security Agreement or any provision hereof or thereof other than a contest based solely on all of the Obligations having already been paid or satisfied in full; or Borrower denies that it has any or further liability or obligation under this Note or the Security Agreement other than a denial based solely on all of the Obligations having already been paid or satisfied in full, or revokes, terminates or rescinds or purports to revoke, terminate or rescind this Note or the Security Agreement or any provision thereof.

For purposes of this Note, “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief; and “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (or other applicable bankruptcy, insolvency or similar laws).

9	Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers, and remedies:

9.1

Lender may accelerate the Maturity Date and declare the Principal Debt and accrued but unpaid interest thereon, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

9.2

Lender may set off the amount owed by Borrower to Lender, whether or not matured and regardless of the adequacy of any other collateral securing this Note, against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

9.3	Lender may exercise any of its other rights, powers, and remedies under the Loan Documents or at law or in equity.

10

Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

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11

Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency, or appeal.

12

 Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower; and (ii) serving a copy thereof upon the agent, if any, designated and appointed by Borrower in the State of Delaware as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

13

Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the representatives, successors, and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to, and Borrower shall not, assign the Loan, or its rights and obligations under this Note or any of the Loan Documents, except as otherwise expressly permitted under the other Loan Documents.

14

 General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note, subject to applicable notice and/or cure periods. Borrower does hereby (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange, or release of any such security; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or to perfect or enforce its rights against Borrower hereunder or any security herefor; (d) consent to any extensions or postponements of time of payment on this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; (e) submit (and waive all rights to object) to nonexclusive personal jurisdiction of any state or federal court sitting in the County of New York in the State of New York and the state and county in which payment on this Note is to be made for the enforcement of any and all obligations under this Note and the other Loan Documents; and (f) agree that its liability under this Note shall not be affected or impaired by any determination that any title, security interest, or lien taken by Lender to secure this Note is invalid or unperfected, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Title and headings in this Note are for convenience only and shall be disregarded in construing it. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment on this Note is to be made.

15

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of actual delivery if delivered personally (with written confirmation of receipt), (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) on the date of transmission by email (or the first Business Day following such transmission if the date of such transmission is not a Business Day), in each case to the intended recipient as set forth below (or to such other address as such party shall have specified in a written notice duly delivered to the other parties hereto):

If to Borrower:	XTI Aircraft Company 7625 S. Peoria St., Suite D11 Englewood, CO 80112 Attention: Scott Pomeroy Email: spomeroy@xtiaircraft.com

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with a copy to, which shall not constitute notice:	Arnold & Porter Kaye Scholer LLP 1144 Fifteenth Street, Suite 3100 Denver, CO 80202 Attention: Ronald R. Levine, II Email: Ron.Levine@arnoldporter.com

If to Lender:	MBMC International PLLC 9202 N 52 Street Paradise Valley, AZ 85253 Attention: Mara Babin Email: mara.babin@mbmc-intl.com

Inpixon 2479 E. Bayshore Road, Suite 195 Palo Alto, California 94303 Attention: Nadir Ali, Chief Executive Officer Email: nadir.ali@inpixon.com

with a copy to, which shall not constitute notice:	Norton Rose Fulbright US LLP 1045 West Fulton Market, Suite 1200 Chicago, IL 60607 Attention: Kevin Friedmann Email: kevin.friedmann@nortonrosefulbright.com

16

No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Security Agreement and the other Loan Documents, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

17

Lost Note. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction, or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction, or mutilation, upon cancellation of this Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

18

Choice of Law. This Note and its validity, enforcement, and interpretation shall be governed by the laws of the State of New York (without regard to any principles of conflicts of laws) and applicable United States federal law.

19

Waiver of Jury Trial. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN EVIDENCED BY THIS NOTE OR ENFORCEMENT OF THE LOAN DOCUMENTS EVIDENCING AND/OR SECURING THE LOAN, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF LENDER AND BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF BORROWER AND LENDER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BORROWER OR LENDER HAS REPRESENTED TO THE OTHER, EXPRESSLY OR OTHERWISE, THAT BORROWER OR LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

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20

Venue; Jurisdiction. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

21

Indemnification. Borrower hereby indemnifies and holds harmless Lender, each of its affiliates and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person or entity by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by Lender under, this Note; provided, however that Borrower is not obligated to indemnify any Indemnified Party under the Loan Documents to the extent the claim is found by a court of competent jurisdiction in a final adjudication to have resulted from any Indemnified Party’s gross negligence, bad faith or willful misconduct. Nothing in this paragraph is intended to limit Borrower’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of Borrower hereunder, the indemnities and obligations of Borrower contained in this paragraph shall survive the payment in full of all obligations hereunder.

22

Grant of Security Interest. This Note is secured to the extent and in the manner set forth in the Security and Pledge Agreement, dated as of the Issue Date, between Borrower and Lender (the “Security Agreement”).

23

Counterparts. If this Note is to be executed by more than one person or entity, then this Note may be executed electronically or by electronic transmission in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

BORROWER:

XTI AIRCRAFT COMPANY

	By:	/s/ Michael Hinderberger
Name: Michael Hinderberger
Title: Chief Executive Officer

Agreed and accepted by:

LENDER:

INPIXON

By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer

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SCHEDULE 1

LOAN ADVANCEMENTS

[see attached]

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